EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
by and between
TEKELEC
and
NICE-SYSTEMS LTD.
dated as of April 27, 2006

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Exhibits

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Legal Opinion of Counsel to Seller
Exhibit C	Form of Guarantee

Disclosure Schedules

Schedule 1.1	Knowledge
Schedule 2.3(b)	Accounting Principles
Schedule 4.5	Consents; Approvals
Schedule 4.6	Financial Statements
Schedule 4.7	No Undisclosed Liabilities
Schedule 4.8(a)	Product Warranties and Product Liability
Schedule 4.8(b)	Product Claims
Schedule 4.9(b)	Absence of Certain Developments
Schedule 4.10(b)	Leases for Real Property
Schedule 4.11(c)	Personal Property Leases
Schedule 4.12(a)	Ownership of Technology and Intellectual Property Rights
Schedule 4.12(b)	Company Intellectual Property Rights
Schedule 4.12(c)(i)	Certain Contracts Related to Company Technology or Company Intellectual Property Rights
Schedule 4.12(c)(ii)	Transfers of Intellectual Property Rights
Schedule 4.12(e)	Necessary or Material Intellectual Property Rights
Schedule 4.12(f)	Proprietary Rights, Etc.
Schedule 4.12(g)(i)	Registered Intellectual Property Rights
Schedule 4.12(g)(ii)	Actions or Claims Related to Registered Intellectual Property Rights
Schedule 4.12(h)	Indemnity
Schedule 4.12(j)	Licenses
Schedule 4.12(l)	Development of Intellectual Property Rights
Schedule 4.12(m)	Enforceability
Schedule 4.12(o)	Open Source Components
Schedule 4.13	Litigation
Schedule 4.15	Certain Contracts and Arrangements
Schedule 4.16	Company Employees
Schedule 4.17(a)	Employee Benefit Plans
Schedules 4.18(a) & (b)	Taxes
Schedule 4.18(k)	Foreign Taxes
Schedule 4.21	Insurance Policies
Schedule 4.24	Affiliate Transactions
Schedule 4.26	Bank Accounts; Powers of Attorney
Schedule 4.28(a)	Significant Customers
Schedule 4.28(b)	Significant Suppliers
Schedule 6.1(b)	Conduct of the Company’s Business
Schedule 6.8(c)	Severance Policy
Schedule 7.3(f)	Consents, Approvals

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of April 27, 2006, by and between Tekelec, a California corporation (“Seller”), and NICE-Systems Ltd., a company limited by shares organized under the laws of the State of Israel (“Buyer”).
RECITAL
     WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of IEX Corporation, a Nevada corporation (the “Company”), representing all of the issued and outstanding capital stock of the Company;
     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Definitions
          For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
          “Acquiror” shall have the meaning set forth in Section 6.12(c).
          “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
          “Agreement” has the meaning set forth in the preamble of this Agreement.
          “Arbiter” has the meaning set forth in Section 2.3(c).
          “Audited Financial Statements” has the meaning set forth in Section 6.15.
          “Blue Pumpkin Cross-License Agreement” has the meaning set forth in Section 6.16.
          “Blue Pumpkin Licensed Patents” has the meaning set forth in Section 6.16.
          “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required to be closed.
          “Buyer” has the meaning set forth in the preamble of this Agreement.

          “Buyer Flexible Benefits Plan” has the meaning set forth in Section 6.8(e).
          “Buyer Indemnitees” has the meaning set forth in Section 9.2.
          “Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP.
          “Closing” has the meaning set forth in Section 2.4.
          “Closing Balance Sheet” has the meaning set forth in Section 2.3(b).
          “Closing Date” has the meaning set forth in Section 2.4.
          “Closing Working Capital” has the meaning set forth in Section 2.3(b).
          “Closing Working Capital Statement” has the meaning set forth in Section 2.3(b).
          “COBRA” has the meaning set forth in Section 4.17(e).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” has the meaning set forth in the Recital to this Agreement.
          “Company” has the meaning set forth in the preamble of this Agreement.
          “Company Charter Documents” has the meaning set forth in Section 4.1.
          “Company Employees” has the meaning set forth in Section 4.16.
          “Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company and used in the current operation of the Company’s business, including without limitation all Company Registered IP and all Intellectual Property Rights in the Products (including the Technology embodied therein).
          “Company Permits” has the meaning set forth in Section 4.14(b).
          “Company Registered IP” has the meaning set forth in Section 4.11(g).
          “Company Technology” means all Technology owned by the Company and used in the current operation of the Company’s business.
          “Confidentiality Agreement” has the meaning set forth in Section 6.2(c).
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking or obligation, whether written or oral.

          “Damages” has the meaning set forth in Section 9.2.
          “Disabling Procedures” has the meaning set forth in Section 4.12(n).
          “Disclosure Schedule” has the meaning set forth in Article IV.
          “Distributions” has the meaning set forth in Section 3.2.
          “Employee” has the meaning set forth in Section 6.8(a).
          “Environmental Laws” has the meaning set forth in Section 4.20(a).
          “Environmental Permits” has the meaning set forth in Section 4.20(b).
          “ERISA” has the meaning set forth in Section 4.17(a).
          “ERISA Affiliate” has the meaning set forth in Section 4.17(a).
          “GAAP” means generally accepted accounting principles, as in effect in the United States from time to time, applied on a basis consistent with the accounting methods, principles or practices, policies and standards of the Company.
          “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.
          “Hazardous Substances” has the meaning set forth in Section 4.20(a).
          “H-S-R Act” has the meaning set forth in Section 4.5.
          “Income Taxes” has the meaning set forth in Section 4.18(m)(i).
          “Indebtedness” means with respect to any Person, all obligations contingent or otherwise, in respect of: (1) borrowed money; (ii) indebtedness evidenced by notes, debentures or similar instruments; (iii) capitalized lease obligations; (iv) the deferred purchase price of properties, assets, services or securities (other than ordinary trade accounts payable or employee compensation); (v) conditional sale or other title retention agreements; (vi) any letter of credit, banker’s acceptance or similar credit reimbursement obligation; (vii) interest rate or currency swap transactions (valued at the termination value thereof); (viii) all obligations of the types referred to in clauses (i) through (vi) for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, or secured by Lien on any property or asset of such Person; and (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (v).
          “Indemnifying Party” has the meaning set forth in Section 9.4(a).

          “Indemnity Period” has the meaning set forth in Section 9.1.
          “Injured Party” has the meaning set forth in Section 9.4(a).
          “Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights in, arising out of, or associated therewith, arising under the laws of the United States (i) all Patents; (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and other Technology; (iii) all works of authorship, including derivative works, within the meaning of the United States Copyright Act, 17 U.S.C. §§ 101 et seq., copyrights, mask works, copyright and mask work registrations and applications therefor; (iv) all industrial designs and any registrations and applications therefor; (v) all Trademarks and Internet domain names; (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software; (viii) all other rights in or to any Technology; (ix) any similar, corresponding or equivalent rights to any of the foregoing; (x) all goodwill associated with any of the foregoing; and (xi) the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof.
          “IRS” has the meaning set forth in Section 4.17(b).
          “Leased Real Property” has the meaning set forth in Section 4.10(c).
          “Leases” has the meaning set forth in Section 4.10(b).
          “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise.
          “License In Agreements” has the meaning set forth in Section 4.12(j).
          “Licensed Intellectual Property Rights” means all Intellectual Property Rights licensed by the Company from third parties and used in the current operation of the Company’s business.
          “Licensed Technology” means all Technology licensed by the Company from third parties and used in the current operation of the Company’s business.
          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          “Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Company taken as a whole, other than changes (a) relating to generally applicable economic conditions or to the Company’s industry in general (unless the Company is disproportionately affected thereby) or (b) resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          “Most Recent Balance Sheet” has the meaning set forth in Section 4.6.
          “Non-Income Taxes” has the meaning set forth in Section 4.18(m)(ii).
          “Notice of Claim” has the meaning set forth in Section 9.4(a).
          “Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice and custom.
          “Patents” means patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
          “Permits” means any approvals, authorizations, franchises, consents, licenses, permits or certificates of a Governmental Authority.
          “Permitted Liens” means: (i) Liens for current taxes or assessments due but not yet payable or being contested in good faith by appropriate proceedings, (ii) servitudes, easements, restrictions, rights-of-way, encroachments and other similar rights in real property or any interest therein, (iii) Liens that constitute mechanics’, carriers’, workers’ or similar liens arising in the Ordinary Course of Business, and (iv) Liens which individually or in the aggregate are not material.
          “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department of agency thereof.
          “Personal Property Leases” has the meaning set forth in Section 4.11(c).
          “Plan” has the meaning set forth in Section 4.17(a).
          “Post-Closing Tax Period” has the meaning set forth in Section 4.18(m)(iii).
          “Pre-Closing Tax Period” has the meaning set forth in Section 4.18(m)(iv).
          “Products” means the Company’s TotalView® Workforce Management product and TotalNet® Call Routing product.

          “PTO” means the United States Patent and Trademark Office, and any successor thereto.
          “Purchase Price” has the meaning set forth in Section 2.2.
          “Reasonable Efforts” means with respect to a given goal, the efforts that a reasonable person in the position of the promisor would use under the circumstances so as to achieve the goal as expeditiously as reasonably possible; provided, however, that Reasonable Efforts does not require a material expenditure of funds or the incurrence of a material liability on the part of the obligated party and does not require such party to take actions that would result in a material adverse change in the benefits to such party of this Agreement and the transactions contemplated hereby.
          “Registered Intellectual Property Rights” means Patents; Trademark registrations and applications for Trademark registrations; copyright registrations and applications for copyright registrations; and Internet domain names.
          “Restricted Business” has the meaning set forth in Section 6.12(a).
          “Review Period” has the meaning set forth in Section 3.1(b).
          “Securities Act” has the meaning set forth in Section 5.4.
          “Seller” has the meaning set forth in the preamble of this Agreement.
          “Seller Flexible Benefit Plan” has the meaning set forth in Section 6.8(e).
          “Seller Indemnitees” has the meaning set forth in Section 9.3.
          “Shares” has the meaning set forth in the recital to this Agreement.
          “Software” means any computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed including source code listings and documentation.
          “Straddle Period” has the meaning set forth in Section 4.18(m)(v).
          “Target Working Capital” has the meaning set forth in Section 2.3(a).
          “Tax” has the meaning set forth in Section 4.18(m)(vii).
          “Tax Return” has the meaning set forth in Section 4.18(m)(vi).
          “Taxing Authority” means any governmental authority (domestic or foreign) responsible for the administration or collection of any Tax.

          “Technology” means, collectively, designs, formulas, algorithms, procedures, routines, ideas, concepts, models, methods, processes, techniques, know-how, Software, tools, data, databases, confidential and proprietary information, inventions (whether patentable or not), creations, improvements, and works of authorship, including derivative works, within the meaning of the United States Copyright Act, 17 U.S.C. §§ 101 et seq., and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.
          “To the knowledge” and similar phrases shall mean the actual knowledge of the persons listed on Schedule 1.1.
          “Trademarks” means trademarks, service marks, trade names, logos and registrations thereof and applications therefor.
          “Transaction Documents” has the meaning set forth in Section 4.2.
          “Treasury Regulations” means the rules and regulations promulgated under the Code.
          “Unaudited Financial Statements” has the meaning set forth in Section 4.6.
          “WARN” has the meaning set forth in Section 4.16.
          “Working Capital” has the meaning set forth in Section 2.3(a).
          1.2 Terms Generally
          The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Sections, paragraphs and Exhibits and Schedules shall be deemed references to Sections or paragraphs of or Exhibits or Schedules to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “days,” unless otherwise indicated, are to consecutive calendar days.

ARTICLE II
PURCHASE AND SALE OF THE SHARES
          2.1 Purchase and Sale
          Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, the Shares.
          2.2 Consideration
          Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer and delivery of the Shares, Buyer will deliver or cause to be delivered to Seller at the Closing $200,000,000 (such amount is hereinafter referred to as the “Purchase Price”), in cash by wire transfer of immediately available funds to such bank account as shall be designated by Seller.
          2.3 Post-Closing Date Purchase Price Adjustment.
          (a) The target working capital of the Company as of the Closing Date is $0 (such target working capital, the “Target Working Capital”). “Working Capital” means the current assets of the Company minus all current liabilities of the Company; provided, however, that the following shall be excluded from the calculation of Working Capital: (i) all intercompany payables and receivables except to the extent any such specific intercompany payables are expressly assumed by Buyer at the Closing (e.g., accrued bonuses and related benefit costs, Seller funded infrastructure costs, etc.); (ii) deferred revenues; and (iii) income taxes, whether prepaid, paid, owing or deferred. Notwithstanding anything to the contrary herein, for purposes of this Section 2.3, Working Capital shall include any income tax liability related to deferred revenues which originate after December 31, 2005 and which remain on the Closing Balance Sheet, but only to the extent Seller has received cash for such deferred revenues, and such income tax liability shall be calculated using a combined overall tax rate of 40% for Federal and state income tax purposes.
          (b) Within 90 days following the Closing Date, Buyer shall deliver to Seller a balance sheet of the Company as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement setting forth a reasonably detailed calculation of Working Capital as of the Closing Date (“Closing Working Capital”), prepared in accordance with the books and records of the Company (the “Closing Working Capital Statement”). The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Unaudited Financial Statements. The Closing Working Capital shall be consistent with the calculation set forth in Section 2.3(b) of the Disclosure Schedule of Working Capital as of December 31, 2005.

          (c) Acceptance of Statements; Dispute Procedures. The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered by Buyer to Seller shall be conclusive and binding upon the parties unless Seller, within 30 days after delivery to the Seller of the Closing Balance Sheet and the Closing Working Capital Statement, notifies Buyer in writing that Seller disputes any of the amounts set forth therein, specifying in reasonable detail the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve such dispute, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 60 days after notice is given by Seller to Buyer pursuant to the second preceding sentence, the parties shall submit the dispute to a partner at the New York office of Deloitte & Touche LLP (the “Arbiter”) for resolution. If the parties cannot agree on the selection of a partner to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a partner, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 30 days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.3 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.
          (d) Payment. Upon final determination of Closing Working Capital as provided in Section 2.3(c) above, (A) if Closing Working Capital is greater than Target Working Capital, the Purchase Price shall be increased by the excess of Closing Working Capital over Target Working Capital and Buyer shall promptly, but no later than five business days after such final determination, pay the amount of such difference to Seller, and (B) if Closing Working Capital is less than Target Working Capital, the Purchase Price shall be decreased by the excess of Target Working Capital over Closing Working Capital and Seller shall promptly, but no later than five business days after such final determination, pay to Buyer the amount of such difference.

          2.4 Closing
          The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bryan Cave LLP, 120 Broadway, Suite 300, Santa Monica CA 90401, at 9:00 a.m., local time, on the second Tuesday of June, 2006 or, if the conditions to the Closing are not then satisfied, on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, which date shall be no later than the fifth day after the satisfaction or waiver of such conditions. The date of the Closing is sometimes referred to herein as the “Closing Date.”
          2.5 Deliveries by Seller at the Closing
          At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:
          (a) The stock certificate or certificates (or similar evidence of ownership) representing the Shares, accompanied by stock powers duly executed in blank or duly executed stock transfer forms or instruments of transfer;
          (b) The resignations of all members of the Board of Directors of the Company;
          (c) The resignations of officers of the Company designated in writing by Buyer;
          (d) The stock books, minute books and corporate seal of the Company;
          (e) A certificate dated within five days prior to the Closing Date issued by the Secretary of State of the State of Nevada certifying that the Company has legal existence and is in good standing in the State of Nevada;
          (f) A certificate dated the Closing Date executed by the Secretary of Seller certifying (i) the names of the officers of Seller authorized to sign this Agreement and the other agreements, documents and instruments executed by Seller pursuant hereto, together with the true signatures of such officers, and (ii) as to copies of resolutions adopted by the Board of Directors of Seller authorizing the appropriate officers of Seller to execute and deliver this Agreement and all agreements, documents and instruments executed by Seller pursuant hereto, and to consummate the transactions contemplated hereby and thereby, and that such resolutions are still in effect and have not been amended, modified, rescinded or revoked;
          (g) The Transition Services Agreement, in the form attached hereto as Exhibit A, duly executed by Seller;
          (h) A certification described in Treasury Regulation Section 1.1445-2(b)(2)(i) certifying that Seller is not a “foreign person”; and

          (i) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably requested by Buyer in connection herewith.
          2.6 Deliveries by Buyer
          At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:
          (a) The Purchase Price referred to in Section 2.2 hereof;
          (b) A certificate dated within five days prior to the Closing Date issued by the Companies Registrar of the State of Israel certifying that Buyer has legal existence in the State of Israel;
          (c) A certificate dated the Closing Date executed by the Secretary or comparable officer of Buyer certifying (i) the names of the officers of Buyer authorized to sign this Agreement and the other agreements, documents and instruments executed by Buyer pursuant hereto, together with the true signatures of such officers, and (ii) as to copies of resolutions adopted by the Board of Directors or other governing body of Buyer authorizing the appropriate officers of Buyer to execute and deliver this Agreement and all agreements, documents and instruments executed by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby, and that such resolutions are still in effect and have not been amended, modified, rescinded or revoked;
          (d) The Transition Services Agreement in the form attached hereto as Exhibit A, duly executed by Buyer; and
          (e) All other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise reasonably requested by Seller in connection herewith.
ARTICLE III
RELATED MATTERS
          3.1 Books and Records of the Company.
          (a) Seller agrees to deliver to Buyer at or as soon as practicable after the Closing, as requested by Buyer, all books and records of the Company (including correspondence, memoranda, books of account, personnel and payroll records and the like), provided that Seller may retain a copy of all such books and records.
          (b) Buyer shall not, for a period (the “Review Period”) of four years after the Closing Date or such longer period as retention thereof is required by applicable law or by any record retention agreements entered into with any Taxing Authority, dispose of or destroy any of the business records and files of the Company relating to the period prior to the Closing Date without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction. During the Review Period, Buyer shall permit, and shall take such actions as may be necessary to cause any of its successors or assigns to permit, Seller and its authorized representatives to have reasonable access to, and examine and make copies of, all such books and records as reasonably requested by Seller.
          3.2 Distributions
          The parties agree that Seller shall have the right, at or prior to the Closing, to cause the Company to distribute intercompany amounts (as described in the next sentence) and the intellectual property described in Section 6.9(a) and to distribute Cash out of funds legally available therefor, to Seller, by one or more cash dividends, repurchase of existing stock and/or other distributions (collectively, the “Distributions”). In addition, the parties agree that on or prior to the Closing, Seller and the Company shall settle all intercompany amounts owed to each other by way of dividend, distribution or otherwise, except to the extent that any such amount is expressly assumed by Buyer at the Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer, that except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof and attached hereto (the “Disclosure Schedule”), each of the following representations, warranties and statements is true and correct as of the date hereof and will be true and correct as of the Closing Date:
          4.1 Organization
          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate and other power and corporate authority to own, lease and operate its properties and to carry on its operations as now being conducted. The Company is duly qualified, authorized or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except in any such jurisdiction where the failure to be so duly qualified, authorized or licensed and in good standing would not have a Material Adverse Effect. The Company has previously made available to Buyer complete and correct copies of the Company’s Articles of Incorporation and Bylaws of the Company, as currently in effect (the “Company Charter Documents”). The Company has no direct or indirect subsidiaries or any other equity interest in any Person.
          4.2 Authorization
          Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed and delivered by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Transaction Documents”) and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and, when executed and delivered, each of the Transaction Documents will constitute (assuming in each case the valid authorization, execution and delivery of such agreement by Buyer), the legal valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          4.3 Common Stock
          The authorized capital stock of the Company consists solely of 20,000,000 shares of Common Stock, par value $0.01 per share, of which the Shares are the only shares issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid and non assessable and were not issued in violation of any law or any preemptive or similar rights. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments (other than this Agreement) which could obligate the Company to issue or Seller to sell any shares of Common Stock. There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of capital stock or other equity of the Company, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding share appreciation, phantom shares, profit participation or similar rights of the Company. There are no voting agreements, voting trusts, irrevocable proxies or other contracts or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock or other equity of the Company.
          4.4 Ownership of the Shares
          Seller is the sole record and beneficial owner of the Shares and the Shares constitute all of the capital stock of the Company owned by Seller. Seller has good title to such Shares, free and clear of all Liens.
          4.5 Consents and Approvals; No Violations
          Except for applicable requirements of the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended (the “H-S-R Act”), neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Company Charter Documents or the Articles of Incorporation or Bylaws of Seller; (b) require any filing with, or the obtaining of any Permit, order, authorization, consent or approval of, any Governmental Authority; (c) except as set forth in Section 4.5 of the Disclosure Schedule, violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Company or Seller is a party or by which the Company or Seller or any of their assets may be bound; or (d) violate any judgment, order, injunction, decree, ruling, writ, assessment or arbitration applicable to the Company or Seller, excluding from the foregoing clauses (b), (c) and (d), such requirements, conflicts, defaults, rights or violations which, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect and would not adversely affect or be reasonably likely to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.
          4.6 Financial Statements
          Attached (except as noted below) as Section 4.6 of the Disclosure Schedule are copies of the Company’s unaudited balance sheets as of December 31, 2005 (the “Most Recent Balance Sheet”), 2004 and 2003, statements of income for the twelve months ended December 31, 2005, 2004 and 2003 and (to be delivered to Buyer no later than seven (7) days following the date of this Agreement) statements of cash flows for the twelve months ended December 31, 2005, 2004 and 2003 (the financial statements referred to are referred to herein collectively as the “Unaudited Financial Statements”). The Unaudited Financial Statements (i) were prepared in accordance with GAAP, except as indicated therein and except that the footnotes required by GAAP are not included, (ii) were prepared in accordance with the books and records of the Company and (iii) present fairly, in all material respects, the financial position of the Company as of the date thereof, and the results of operations of the Company for the period indicated. Buyer acknowledges that the Unaudited Financial Statements are carve-out financial statements and that corporate costs are allocated in accordance with Rule 3-05 of Regulation S-X.
          4.7 No Undisclosed Liabilities
          The Company has no material Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Most Recent Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet, or (iii) disclosed in Section 4.7 of the Disclosure Schedule.

          4.8 Product Warranties and Product Liability
          (a) Set forth in Section 4.8(a) of the Disclosure Schedule are the standard forms of product warranties and guarantees used by the Company as of the date hereof.
          (b) Except as set forth in Section 4.8(b) of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, no claim or allegation of personal injury, death or property or economic damages in connection with any Product has been asserted in writing against the Company, except for claims and allegations which would not, individually or in the aggregate, have a Material Adverse Effect.
          4.9 Absence of Certain Developments
          (a) Since the date of the Most Recent Balance Sheet: (1) the Company has not suffered any Material Adverse Effect; and (2) there has been no material change in the condition, assets or business of the Company other than in the Ordinary Course of Business.
          (b) Since the date of the Most Recent Balance Sheet, except as set forth in Section 4.9(b) of the Disclosure Schedule, the Company has not, other than in the Ordinary Course of Business:
               (1) (x) increased the compensation (including bonuses) payable or level of benefits provided, or to become payable or provided, to any director, executive officer or employee of the Company, (y) awarded or paid any bonuses with respect to the fiscal year ended December 31, 2005, except to the extent accrued in the Unaudited Financial Statements, or (z) amended or entered into any employment, deferred compensation, bonus or other incentive compensation, severance, retention, termination, change in control or similar agreement;
               (2) declared or paid any dividends, issued, purchased or redeemed any shares of its capital stock or any convertible securities into or exchangeable for any of its capital stock, or made any other distributions to its shareholders;
               (3) granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
               (4) incurred, assumed, or guaranteed any material Liabilities or Indebtedness other than trade payables incurred in the Ordinary Course of Business;
               (5) amended the Company Charter Documents;
               (6) disposed of any material assets;
               (7) changed or rescinded any election in respect of Taxes, changed any accounting or Tax reporting principle, method or policy in respect of Taxes, or settled or compromised any claim in respect of Taxes;

               (8) made an investment in any Person;
               (9) subjected any material assets to any Lien (other than Permitted Liens) or pledged or mortgaged any material assets;
               (10) made any capital expenditure in excess of $100,000 individually or $250,000 in the aggregate;
               (11) instituted or settled any material legal proceedings; or
               (12) agreed or committed to do anything set forth in this Section 4.9(b).
          4.10 Real Property
          (a) The Company owns no real property.
          (b) Section 4.10(b) of the Disclosure Schedule lists, as of the date hereof, all real property leases and subleases for space occupied by the Company (collectively, the “Leases”). Copies of the Leases and all written amendments and agreements relating thereto have been made available to Buyer. All of the Leases are legal, valid, binding and enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and neither the Company nor, to the knowledge of Seller, the other party to any Lease is in default in any material respect thereunder, and, to the knowledge of Seller, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default under such Lease.
          (c) To the knowledge of Seller, the property the subject of the Leases (the “Leased Real Property”) and their present uses, do not violate or conflict in any material respect with any zoning or building restrictions, or any other material covenants, conditions or restrictions applicable to the Leased Real Property. To the knowledge of Seller, the Leased Real Property is not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Leases.
          4.11 Personal Property
          (a) Except as may otherwise be set forth in Section 4.12 hereof, the Company has sufficiently good and valid title to all of the personal property it purports to own, free and clear of all Liens, other than Permitted Liens.

          (b) All items of machinery, equipment and the tangible assets material to the operation of the Company’s business currently being used by the Company are in good operational condition and repair, normal wear and tear excepted, other than items currently under, or scheduled for, salvage, repair or construction.
          (c) Section 4.11(c) of the Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $100,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound, except those that are terminable by the Company without penalty on 60 or fewer days notice. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has made available to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
          (d) The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect and the Company has not received or given notice of any default or event that, to the knowledge of Seller, with notice or lapse of time, or both, would constitute a default by the Company under any Personal Property Leases and, to the knowledge of Seller, no other party is in material default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.
          4.12 Intellectual Property
          (a) Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company owns, licenses or otherwise possesses legally enforceable rights in the U.S. to use all Technology and Intellectual Property Rights used in the conduct of the business and operations of the Company as presently conducted in the U.S., including, without limitation, the design, development, manufacture, use, importation, marketing, sale, distribution, and provision of Products, Technology and services.
          (b) Except as set forth in Section 4.12(b) of the Disclosure Schedule, the Company owns and possesses all right, title and interest in and to all Company Intellectual Property Rights and Company Technology and, to the knowledge of Seller, no other party has any rights thereto. Each item of Company Intellectual Property Rights and Company Technology is free and clear of any Liens other than Permitted Liens. The Company has not, since January 1, 2000, transferred ownership of any foreign patents or patent applications or any foreign registered trademarks or applications to register trademarks, excluding any transfers of ownership by implication or operation of law.
          (c) Section 4.12(c)(i) of the Disclosure Schedule lists all Contracts to which the Company is a party with respect to the ownership or licensing of any Company Technology or Company Intellectual Property Rights other than non-exclusive Software licenses granted to end-user customers in the Ordinary Course of Business pursuant to the Company’s standard customer agreements. Except as set forth in Section 4.12(c)(ii) of the Disclosure Schedule, the Company has not (i) transferred ownership of, (ii) granted any exclusive license of or right to use, (iii) authorized the retention of any exclusive rights to use, or (iv) authorized joint ownership of any Intellectual Property Rights that constitute Company Intellectual Property Rights.
          (d) No Company Intellectual Property Right or Company Technology is subject to any proceeding or outstanding decree, order, judgment, or stipulation that, to the knowledge of Seller, either has adversely affected or is reasonably likely to adversely affect the validity, use or enforceability of the Company Intellectual Property Rights or the Company Technology.
          (e) Except as set forth in Section 4.12(e) of the Disclosure Schedule, the Company Intellectual Property Rights, the Company Technology, the Licensed Intellectual Property Rights and the Licensed Technology constitute all Intellectual Property Rights and Technology that are necessary or material to the conduct of the business and operations of the Company immediately following the Closing in substantially the same manner as currently conducted by the Company.
          (f) Except as set forth in Section 4.12(f) of the Disclosure Schedule, the Company has exercised reasonable care, including taking all reasonable steps, to protect the Company’s proprietary rights, confidential information and trade secrets associated with or related to the Company Intellectual Property Rights and the Company Technology. Except as set forth in Section 4.12(f) of the Disclosure Schedule, to the extent required in the exercise of the Company’s reasonable care, all current and former employees, consultants and contractors of the Company who have participated in the creation of any Intellectual Property Rights that are used by the Company in the conduct of its business have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Buyer). The Company has not disclosed, nor is the Company under any contractual or other obligation to disclose, to another Person any trade secrets of the Company, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the knowledge of Seller, no Person has materially breached any such agreement or undertaking.
          (g) Section 4.12(g)(i) of the Disclosure Schedule lists all Company Intellectual Property Rights that are Registered Intellectual Property Rights (“Company Registered IP”) and all material unregistered copyrights, trademarks and service marks. All Company Registered IP is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is not subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing Date. There are no proceedings or actions pending or, to the knowledge of Seller, threatened before any court or tribunal (including the PTO or equivalent authority) related to any such Company Registered IP other than those set forth in Section 4.12(g)(ii) of the Disclosure Schedule. Seller is not aware of any reasonable basis for any assertions by any third party that any Company Registered IP is not valid and enforceable.
          (h) Neither the Company nor Seller is aware of any claim currently being asserted by any Person or of any facts that cause Seller to believe, that any aspects of the Business, the Company Intellectual Property Rights, the Company Technology, the Licensed Intellectual Property Rights or the Licensed Technology, or the use thereof in connection with the conduct of the business and operations of the Company infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and to the knowledge of Seller, the conduct of the business and operations of the Company (including the development, manufacture, sale and distribution of Products) does not infringe or misappropriate, and has not infringed or misappropriated, the Intellectual Property Rights of any Person. Section 4.12(h) of the Disclosure Schedule lists all agreements pursuant to which the Company has agreed to indemnify any third party against any charge of infringement or misappropriation of any Intellectual Property Rights.
          (i) To the knowledge of Seller, no Person is infringing or misappropriating any Company Intellectual Property Rights.
          (j) The Company has the right to use, pursuant to valid licenses, all Licensed Intellectual Property Rights and Licensed Technology that are material to the Business as currently conducted by the Company. Except with respect to licenses of Software generally available for an annual license fee of no more than $25,000, Section 4.12(j) of the Disclosure Schedule sets forth a complete and accurate list of all contracts, licenses and agreements pursuant to which the Company licenses or otherwise is authorized to use any Technology or Intellectual Property Rights used in the businesses of the Company, (“License In Agreements”). Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination or cancellation under, any of the terms, conditions or provisions of any such material License In Agreement, excluding such violations, conflicts, defaults and rights which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer. Except with respect to licenses of Software generally available for an annual license fee of no more than $25,000 and the licenses set forth on Section 4.12(j) of the Disclosure Schedule, the Company is not required, obligated, or under any liability under any agreements to make any payments by way of royalties, fees or otherwise to any third party with respect to use of any Intellectual Property Rights or Technology used in the business of the Company. No loss or expiration of any Intellectual Property Rights licensed to the Company under any License In Agreement is pending or reasonably foreseeable or, to the knowledge of Seller, threatened other than pursuant to the scheduled expiration of the term of any License In Agreement in the ordinary course. The execution, delivery and performance by the Company or Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise modify any of the Company’s rights or obligations under any License In Agreement.
          (k) There are no Contracts between the Company and any other Person with respect to the Company Intellectual Property Rights, the Company Technology, the Licensed Intellectual Property Rights or the Licensed Technology under which there is, to the knowledge of Seller, any dispute or any threatened dispute regarding the scope of such Contract or performance under such Contract.
          (l) Except as set forth in Section 4.12(l) of the Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property Rights owned by the Company. Except as set forth in Section 4.12(l) of the Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Intellectual Property Rights owned by the Company has performed services for a government or a university, college, or other educational institution or research center such that such government, university, college or other educational institution or research center currently has any right, title or interest in or to the Company Intellectual Property Rights or Company Technology.
          (m) Except as set forth in Section 4.12(m) of the Disclosure Schedule, Seller has no knowledge of any facts or circumstances that would render any Intellectual Property Rights owned by the Company invalid or unenforceable, or would adversely affect any pending application or registration with respect to any Intellectual Property Rights owned by the Company.
          (n) The Software owned by the Company operates substantially as described in the user manuals and does not contain any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming the Software or Buyer’s hardware, data, or computer programs or codes, or that is capable of providing access or produce modifications not authorized by Buyer (collectively, “Disabling Procedures”). Such representation and warranty applies regardless of whether such Disabling Procedures are authorized by Seller to be included in the Software.
          (o) Except as disclosed in Section 4.12(o) of the Disclosure Schedule, none of the Company’s products, in whole or in part, incorporates or is distributed with any Open Source Software. None of the Software incorporated in any of the Company’s products (including any proprietary Software developed by the Company without the use of any Open Source Software), by reason of the manner in which such Software is linked or otherwise integrated with any Open Source Software, is, in whole or in part, subject to the terms of any license under which such Open Source Software was made available such that the proprietary Software owned by the Company would be required to (x) be disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge. The term “Open Source Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., Linux) or similar licensing or distribution models; and (b) any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge, including without limitation Software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or the Apache Software license.
          4.13 Litigation
          Except as set forth in Section 4.13 of the Disclosure Schedule, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Seller, threatened against Seller or the Company, by or before any Governmental Authority or in arbitration, mediation or other means of alternative dispute resolution. The Company is not subject to any material judgment, order, injunction or decree of any court, governmental or regulatory authority.
          4.14 Compliance with Applicable Law; Permits
          (a) The Company is in compliance in all material respects with all applicable laws, statutes, ordinances, directives, rules and regulations of any Governmental Authority applicable to the Company and its operations (other than any Environmental Laws, which are covered by Section 4.20).
          (b) The Company has all Permits which are required for the operation of the business of the Company as currently conducted and as currently intended to be conducted (“Company Permits”), other than those the failure of which to possess would not have and would not reasonably be expected to have a material adverse effect on the Company. The Company is not in default under or in violation of any of the Company Permits, and there are no pending or, to the knowledge of Seller, threatened proceedings which could result in the revocation, cancellation or inability of the Company to renew any Company Permit that is significant.

          4.15 Certain Contracts and Arrangements
          (a) Set forth in Section 4.15 of the Disclosure Schedule, is a list of all Contracts of the types described below in effect as of the date hereof to which the Company is a party:
     (i) all employment and consulting Contracts (other than offer letters);
     (ii) all sales representative, agency, distributorship or franchise Contracts;
     (iii) all Contracts relating to Indebtedness;
     (iv) all indemnities or powers of attorney involving outstanding, contingent or continuing obligations of or to the Company;
     (v) all Contracts with any present or former director, officer or shareholder of the Company or any Affiliate of any such Person;
     (vi) any other Contract for the furnishing of services, goods or products by or to the Company after the date hereof (A) with firm commitments having a value in excess of $250,000 on an annual basis or (B) having a term which is greater than six months and which is not terminable by the Company on 90 days’ or less notice;
     (vii) all Contracts (or group of related Contracts) pursuant to which the Company (i) possesses or uses, or has agreed to acquire or lease, any property or asset and (ii) is required to make payments, accrue expenses or incur charges in excess of $100,000 per year;
     (viii) all Contracts (or group of related Contracts), plans or programs that involve payments in excess of $100,000 per year pursuant to which payments, or an acceleration of or increase in benefits, may be required upon or after a change of control of the Company;
     (ix) all Contracts that prohibit the Company from engaging in competition or soliciting to hire any person with respect to employment, or Contracts of any other Person not to compete with the Company;
     (x) all Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;
     (xi) all Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person; and
     (xii) all purchase Contracts from vendors giving rise to Liabilities of the Company in excess of $100,000.

          (b) The Company has heretofore made available to Buyer a true, complete and correct copy of each of the Contracts described above, each as in effect on the date hereof, and all amendments and supplements thereto and all waivers thereunder. Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (x) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor Seller has received written notice that any party to any of the Contracts intends to cancel or terminate such Contract. Neither the Company, nor, to Seller’s knowledge, any other party is in default under, or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by the Company under any Contract in any material respect, other than such defaults, breaches and violations as would not have or be reasonably expected to have a material adverse effect on the Company.
          4.16 Labor Relations
          The Company does not directly employ most employees and most employees who perform services for the Company are employed directly by Seller. Section 4.16 of the Disclosure Schedule lists each employee of the Company and each employee of Seller who primarily works on matters for the Company as of the date hereof (“Company Employees”). Seller shall update such Schedule immediately before the Closing (and such updated Schedule shall consist of the Company Employees as of the Closing). Neither the Company nor Seller is a party to any collective bargaining agreement covering any Company Employee, and no collective bargaining agreement with respect to any Company Employees as of the date of this Agreement is currently being negotiated by the Company, nor is there is any union organization activity involving any of the Company Employees, pending or, to the knowledge of Seller, threatened, nor has there ever been union representation involving any of the Company Employees in the last five years. There has been no strike or other material work stoppage during the five years immediately preceding the date of this Agreement. The Company and the Seller are in compliance in all material respects with all laws, regulations and orders relating to the employment of the Company Employees, including all such laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or the Seller within ninety (90) days prior to the date hereof.

          4.17 Employment Benefit Plans; ERISA
          (a) Section 4.17(a) of the Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit arrangements or payroll practices, including bonus and fringe benefit plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained for the benefit of, or contributed to by the Company or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that, together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA, for the benefit of any Company Employee or any former employee of the Company, or with respect to which the Company has any liability, contingent or direct (a “Plan” and collectively, the “Plans”). The Company has made available to Buyer correct and complete copies to the extent applicable of (i) each of the Plans including all amendments to date (ii) the most recent IRS determination letter; and (iii) summary plan descriptions.
          (b) Each of the Plans has been administrated in compliance in all material respects with the applicable provisions thereof and with all applicable provisions of ERISA, the Code (including rules and regulations thereunder) and other federal and state laws and regulations, and each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service (the “IRS”) to be so qualified and Seller knows of no fact or set of circumstances that would adversely affect such qualification. None of the Plans is subject to Title IV of ERISA and neither Seller, the Company nor any of their ERISA Affiliates have within the past 6 years maintained, sponsored, contributed to or been obligated to contribute to any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA, including any multiemployer plan (as defined in Section 3(37) of ERISA). No Plan maintained by the Company is an “employee benefit plan” (as defined in Section 3(3) of ERISA). There are no pending or, to the knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.
          (c) All contributions (including all employee contributions and employee salary reduction contributions) which are due have been paid to each Plan which is an “employee benefit pension plan” as defined in Section 3(2) of ERISA, except where the failure to make such contributions would not be material.
          (d) Except as provided in Section 6.8(i) hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by itself or in combination with any additional or subsequent event, other than by reason of actions taken by Buyer or the Company following the Closing, will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

          (e) None of the Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary.
          4.18 Taxes
          (a) Except as set forth in Schedule 4.18(a) of the Disclosure Schedule, all Tax Returns (as defined below) required to be filed with any Taxing Authority on or before the Closing Date (taking into account any extension of a required filing date) by, or with respect to, the Company have been or will be timely filed on or before the Closing Date in accordance with all applicable laws. All such Tax Returns required to be filed by, or with respect to, the Company are or will be (when filed) true, correct and complete in all material respects.
          (b) Except as set forth in Schedule 4.18(b) of the Disclosure Schedule, the Company has timely paid all Taxes it is required to have paid.
          (c) The Company is not a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement.
          (d) The Company has not received any written notice of deficiency or assessment from any Taxing Authority with respect to Taxes that have not been fully paid or finally settled. There are no audits or investigations by any Taxing Authority in progress, nor has the Company received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. There are no waivers of statutes of limitation in effect with respect to the Company.
          (e) There are no liens for Taxes (except for Taxes not yet due) on any of the assets of the Company, and no action, proceeding or, to the knowledge of Seller, investigation has been instituted against the Company in which there is a reasonable probability of an adverse determination that would result in any such lien.
          (f) The Company has not been granted any extension or waiver of the statute of limitations period applicable to any Tax Returns, which period (after giving effect to such extension or waiver) has not expired.
          (g) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
          (h) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer, the Company or any of their respective Affiliates by reason of Section 280G of the Code.

          (i) The Company has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) other than liability for Taxes of the group of which Seller is the common parent.
          (j) The Company has not engaged in a ‘reportable transaction’ as set forth in Treas. Reg. Section 1.6011-4(b).
          (k) Except as set forth in Schedule 4.18(k) of the Disclosure Schedule, the Company is not subject to tax in any jurisdiction other than the United States.
          (l) The Company has no liability pursuant to any escheat or similar laws with respect to uncollected funds.
          (m) As used in this Agreement:
     (i) “Income Taxes” means any federal, state, local or foreign tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto.
     (ii) “Non-Income Taxes” means any Taxes other than Income Taxes.
     (iii) “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of Straddle Period beginning after the Closing Date.
     (iv) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and any portion of any Straddle Period ending on the Closing Date.
     (v) “Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
     (vi) “Tax Return” means any return, declaration, statement, report, form or similar statement (including any attached schedules) filed or required to be filed with any Taxing Authority with respect to Taxes, including any information statement, any claims for refunds of Taxes, declarations of estimated Tax and any amendments or supplements of any of the foregoing.
     (vii) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under the Code and any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax together with any interest, penalty, addition to tax or additional amount due from, or in respect of, the Company imposed by any Taxing Authority.
          4.19 Accounts Receivable
          All of the accounts receivable of the Company set forth on the Most Recent Balance Sheet and those that have arisen between the date of the Most Recent Balance Sheet and the Closing Date arose or will have arisen in the Ordinary Course of Business.
          4.20 Environmental Matters
          (a) The Company is in compliance with all applicable Environmental Laws (as defined below) except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. “Environmental Laws” means all applicable Federal, state, municipal and local laws, statutes, ordinances, codes, orders, decrees, judgments or injunctions, and regulations rendered by, in or with any Governmental Authority, department or administrative or regulatory agency relating to pollution, quality or protection of the environment or the presence, treatment, exposure to persons, generation, use, processing, release, remediation, storage, disposal, transport or handling of Hazardous Substances (as defined below). “Hazardous Substances” means any element, compound, chemical mixture, contaminant, pollutant material, waste or other substance which is regulated or defined as hazardous, radioactive or toxic under any Environmental Law or the release of which is prohibited or materially restricted under any Environmental Law.
          (b) The Company has or has applied for all material permits, registrations, approvals and licenses required under Environmental Laws for the operation of the business of the Company as presently conducted (the “Environmental Permits”) and there are no violations, and no pending or threatened investigations or proceedings with respect to such Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not reasonably be expected to have a Material Adverse Effect.
          (c) Seller has made available to Buyer any environmental assessments, studies or similar documents in its possession with respect to the Leased Real Property.
          (d) There have been no material releases by the Company or, to the knowledge of Seller, by any other person of any Hazardous Substances at, on, from or under any Leased Real Property, property formerly owned or leased by the Company or property to which the Company has sent waste for disposal.
          (e) This Section 4.20 contains the sole and exclusive representations and warranties of Seller with respect to any Environmental Laws.

          4.21 Insurance
          A summary of all policies of insurance now held by or for the benefit of the Company are set forth in Section 4.21 of the Disclosure Schedule. All such policies are in full force and effect, all premiums due thereon have been paid and Seller and the Company have complied in all material respects with the provisions of such policies. To the knowledge of Seller, there has been no threatened termination of, premium increase with respect to or material alteration of coverage under, any such policies. Set forth in Section 4.21 of the Disclosure Schedule is a description of any claims made by or on behalf of the Company under such policies.
          4.22 Certain Fees
          Except for the engagement of Houlihan Lokey Howard & Zukin, the fees and expenses of which will be the sole responsibility of Seller, no financial advisor, finder, broker, agent or other intermediary, acting on behalf of Seller or the Company, is or will become entitled to a commission, fee or other compensation in connection with this Agreement or the transactions contemplated hereby.
          4.23 Corporate Records
          The minute books of the Company previously made available to Buyer contain true, correct and complete records of all meetings and accurately reflect in all material respects all the actions of Seller and the board of directors (or other governing body and including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to Buyer are true, correct and complete in all material respects. All stock or interest transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.
          4.24 Transactions with Affiliates
          Section 4.24 of the Disclosure Schedule sets forth a list of all significant relationships between the Company on the one hand and Seller, Affiliates of Seller, any officers or directors of the Company or Seller or, to Seller’s knowledge, any of such officer’s or director’s Affiliates on the other hand. Except as set forth in Section 4.24 of the Disclosure Schedule, the Company is not indebted or otherwise obligated to any such Person, and no such Person owns any property or right, tangible or intangible, that is used or held for use in connection with the operation of the business of the Company.
          4.25 Certain Payments
          Neither the Company nor, to Seller’s knowledge, any director, officer or employee of the Company or Seller has, for or on behalf of the Company, made any offer, payment or gift in violation of the Foreign Corrupt Practices Act of 1977, as amended.

          4.26 Banks; Powers of Attorney; Guarantees
          Section 4.26 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth in Section 4.26 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company. The Company has no obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the Ordinary Course of Business), co-make or indemnitor in respect of the obligation of any Person.
          4.27 Books and Records
          The books, records and accounts of the Company are in all material respects true and correct.
          4.28 Customers and Suppliers
          (a) The Company has no outstanding material dispute concerning its goods and/or services with any customer who, in the year ended December 31, 2005, was one of the ten largest sources of revenue for the Company based on amounts paid or payable by such customer (each, a “Significant Customer”). Each Significant Customer is listed in Schedule 4.28(a) of the Disclosure Schedule. The Company has not received any written notice from any Significant Customer that such customer intends to terminate its relationship with the Company or that any such customer desires to terminate or materially modify any existing contract with the Company.
          (b) The Company has no outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2005, was one of the five largest suppliers of goods and/or services to the Company based on amounts paid or payable (each, a “Significant Supplier”). The Company’s only material supplier is listed in Schedule 4.28(b) of the Disclosure Schedule. The Company has not during the six months prior to the date of this Agreement received any written notice of termination or interruption of any existing contracts with any Significant Supplier.
          4.29 Export Control
          To the knowledge of Seller, since 2002, the Company has acted without violation of any export control laws, orders or regulations, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, and without violation and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders, except violations which would not reasonably be expected to have a Material Adverse Effect.

          4.30 Disclosure
          The representations and warranties made by Seller in this Agreement (as qualified and modified by the Disclosure Schedule), when read together as a whole, do not contain any untrue statement of material fact or omit a material fact necessary to make each statement contained therein, in light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that each of the following representations, warranties and statements is true and correct as of the date hereof and each of which shall be true and correct as of the Closing Date:
          5.1 Organization and Authority of Buyer
          (a) Buyer is a company limited by shares duly organized, validly existing and in good standing under the laws of the State of Israel. Buyer has previously delivered to Seller complete and correct copies of its Amended and Restated Memorandum of Association and Amended and Restated Articles of Association, as currently in effect. Buyer has the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and authorized and approved by all necessary corporate action on the part of Buyer.
          (b) This Agreement has been duly executed and delivered by Buyer and constitutes, and, when executed and delivered, each of the Transaction Documents will constitute the legal, valid and binding obligation of Buyer (in each case, assuming the valid authorization, execution and delivery of such agreement by Seller and the Company, if applicable), enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          5.2 Consents and Approvals; No Violations
          Except for applicable requirements of the H-S-R Act, neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Buyer; (b) except for filings with the Securities and Exchange Commission and the Israeli Securities Authority, require any filing with, or the obtaining of any Permit, order, authorization, consent or approval of, any Governmental Authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer or any of its assets may be bound; or (d) violate any judgment, order, injunction, decree, ruling, writ, assessment or arbitration applicable to Buyer, excluding from the foregoing clauses (b), (c) and (d), such requirements, violations, conflicts, defaults, rights or violations which, individually or in the aggregate, would not have or be reasonably likely to have a material adverse effect on Buyer and would not adversely affect or be reasonably likely to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
          5.3 Availability of Funds
          Buyer has sufficient immediately available funds on hand or available pursuant to unconditional commitments to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.
          5.4 Investment Representation
          Buyer is acquiring the Shares for its own account, for investment and without any view to resale or distribution of the Shares or any portion thereof. Buyer acknowledges that the Shares have not been registered or qualified under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and that the Shares may not be resold by Buyer except pursuant to registration or qualification under the Securities Act and any applicable state securities law or a valid exemption therefrom.
          5.5 Litigation
          There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Governmental Authority or in arbitration, mediation or other means of alternative dispute resolution which (a) challenges the validity of this Agreement, or (b) which seeks to enjoin or impair or to obtain damages in respect of the consummation of the transactions contemplated hereby.
          5.6 Investigation by Buyer
          Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Company for this purpose. Buyer acknowledges that neither Seller nor the Company nor any of the Company’s directors, officers, employees, Affiliates, controlling persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.
          5.7 Certain Fees
          Except for Banc of America Securities LLC, the fees and expenses of which shall be the sole responsibility of Buyer, no financial advisor, finder, broker, agent or other intermediary, acting on behalf of Buyer or any of its Affiliates, is or will become entitled to a commission, fee or other compensation in connection with this Agreement or the transactions contemplated hereby.
ARTICLE VI
COVENANTS
          6.1 Conduct of the Company’s Business
          Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise set forth in Section 6.1(b) of the Disclosure Schedule or as contemplated by this Agreement, including the making of the Distributions permitted under Section 3.2 and the provisions of Section 6.8(i), or consented to by Buyer (which consent shall not be unreasonably withheld or delayed):
          (a) Seller shall cause the Company to conduct its business in all material respects in the Ordinary Course of Business; and
          (b) Without limiting the generality of the foregoing, Seller shall cause the Company: to (i) not sell or dispose of any of its material properties or assets, except in the Ordinary Course of Business; (ii) maintain: (A) all of the material assets, properties, machinery and equipment owned, leased or used by the Company in their current condition, ordinary wear and tear accepted, and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date hereof; (iii) not, except in the Ordinary Course of Business: (A) amend, modify or terminate any Contract set forth in Section 4.15 of the Disclosure Schedule or (B) enter into any Contract that would have been required to be disclosed in Section 4.15 of the Disclosure Schedule had it been in effect on the date hereof; (iv) not enter into any written employment agreement with any employee or increase in any manner the compensation of any of the officers or other key employees of the Company, except for such increases as are granted in the Ordinary Course of Business in accordance with customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases) or as required by a pre-existing commitment; (v) not adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Company, except increases required by any applicable law, rule or regulation or as required by a pre-existing commitment; (vi) not materially change or rescind any election in respect of Taxes, materially change any accounting or Tax reporting principle, method or policy in respect of Taxes, or settle or compromise any claim in respect of Taxes (vii) not incur any material Indebtedness payable to any third party, including Seller or any of its Affiliates; (viii) not amend the Company’s Charter or Bylaws or issue or agree to issue shares of capital stock including securities exchangeable for a convertible into capital stock of the Company or merge, consolidate, recapitalize or reorganize; (ix) not license any Intellectual Property Rights (other than non-exclusive licenses to customers in the Ordinary Course of Business; (x) not hire any employee unless such hire is contemplated by the budget for the Company previously provided by Seller to Buyer; and (xi) use its Reasonable Efforts to (A) preserve its relationships with its material suppliers, customers, licensors, licensees and others having business relationships with the Company and (B) to preserve the present business operations, organization and goodwill of the Company.
          6.2 Access to Information
          (a) Until the Closing, Seller shall cause the Company to (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Company; (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request; and (iii) furnish or cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer may from time to time reasonably request; provided, however, that Buyer shall in each instance give reasonable prior notice to Seller and that any such investigation shall be conducted during normal business hours under the supervision of Seller’s or the Company’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and shall not interfere unreasonably with the business operations of the Company; and, provided, further, that any such disclosure shall not be required if it would violate any laws or the terms or conditions of any contracts or adversely affect the ability of Seller or the Company to assert attorney-client, attorney work product or other similar privilege.
          (b) Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in Article IV of this Agreement.
          (c) All information concerning the Company and/or Seller furnished or provided by the Company or Seller to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to a confidentiality agreement among the Company, Seller and Buyer dated as of December 5, 2005 (the “Confidentiality Agreement”).

          6.3 Consents
          (a) Each of Seller and Buyer shall cooperate, and use its Reasonable Efforts, to make all filings and obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Buyer shall (i) make any and all notifications and filings required to be made to any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the relevant party or parties to this Agreement in connection with the transactions contemplated by this Agreement; and (ii) file any Notification and Report Forms and related material that such party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the H-S-R Act, use its Reasonable Efforts to cause the early termination of the waiting period(s) and to respond to any request for additional information and documentary material, as may be necessary, proper or advisable in connection therewith. Any and all filing fees in respect of such filings shall be paid by Buyer. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be required, in connection with the matters set forth in this Section 6.3, to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets.
          (b) Seller shall use and shall cause the Company to use its Reasonable Efforts to obtain any third party consents or approvals that Buyer may reasonably request in connection with the consummation of the transactions contemplated by this Agreement. Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder.
          (c) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, Seller and Buyer shall each use its Reasonable Efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained.
          6.4 Reasonable Efforts
          Each of Seller and Buyer shall cooperate, and use its Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth herein).
          6.5 Covenant to Satisfy Conditions
          Seller will use its Reasonable Efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within the control of Seller. Buyer will use its Reasonable Efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within the control of Buyer. Notwithstanding the foregoing, none of the parties to this Agreement shall be required to waive any condition herein to its obligations at the Closing or to incur any substantial cost not otherwise required under this Agreement. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all Reasonable Efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be required, in connection with the matters set forth in this Section 6.5, to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets.
          6.6 Public Announcements
          Prior to the Closing, except as otherwise agreed to by the parties and except for disclosures made by Buyer to its lenders or potential lenders pursuant to customary confidentiality provisions, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby without obtaining the prior approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the party intending to make such release, disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which such party or its Affiliates lists securities, provided, that, to the extent required by applicable law, the party intending to make such release shall use its Reasonable Efforts consistent with such applicable law to consult with the other party with respect to the text thereof. Upon the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.
          6.7 Use of “Tekelec” Name
          From and after the Closing, Buyer agrees not to use and shall cause the Company and Buyer’s affiliates not to use the “Tekelec” name in any manner in any part of the world as part of their company names or in any manner in connection with their respective businesses.
          6.8 Employees; Employee Benefits
          (a) Prior to the Closing Date, Seller shall transfer the employment of all Company Employees to the Company. Seller shall be solely responsible for any Liability incurred in connection with such transfers of employment (including, without limitation, any Liabilities under any Plan or under the WARN Act or any other applicable law). In connection with such transfers of employment, Seller shall obtain federal and state taxpayer identification numbers for the Company, activate income and employment tax accounts, and report and remit appropriate taxes with respect to compensation earned by Company Employees prior to the Closing Date, as well as ensure that the Company Employees receive workers’ compensation coverage (or, to the extent it is not possible to complete such actions before the Closing Date, the Seller shall use Reasonable Efforts to initiate such actions). Because the Company does not directly employ most employees, and most employees who perform services for the Company are employed directly by Seller, certain Intellectual Property Rights and Technology used in the current operation of the Company’s business may be owned by Seller pursuant to confidentiality, nondisclosure and invention assignment agreements between Seller and the Company Employees listed on Section 4.16 of the Disclosure Schedule and by virtue of the employer—employee relationship between Seller and the Company Employees. Prior to the Closing, Seller shall assign to the Company all of the Seller’s right, title and interest to all Intellectual Property Rights and Technology (other than the intellectual property and associated rights comprising and related to the Company’s ASi 4000 technology) used in the current operations of the Company’s business that was developed or created by the Company Employees, and Seller shall assign to the Company all of Seller’s right, title and interest under such agreements between Seller and such Company Employees. The covenants set forth in Section 4.12(a) of the Disclosure Schedule are hereby incorporated into this Agreement in their entirety.
          (b) Buyer agrees that prior to the Closing, it will not require or request of Seller or the Company that Seller or the Company terminate any Company Employees. For a one-year period following the Closing, Buyer shall, or shall cause the Company to, provide each Company Employee who continues as an employee of the Company (an “Employee”) with benefits that are at least substantially comparable in the aggregate to those benefits provided to similarly situated employees of Buyer (other than equity and performance based compensation). Buyer shall give full credit for all service with the Company or any Affiliate thereof, and any predecessor thereto to the extent that service with such predecessor entity was recognized under the applicable Plan of the Company or any Affiliate, to each Employee for purposes of vesting and eligibility, including waiting periods relating to preexisting conditions under medical plans (except for purposes of determining the amount of any benefit under any defined benefit pension plan and eligibility for early retirement or any subsidized benefit), any employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Buyer or its subsidiaries (including any vacation or accrued sick pay plan or policy) in which the Employees participate on or after the Closing Date. Prior to the Closing, the Company shall furnish Buyer with a list of the length of service with the Company or its Affiliates for each of the Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including any “employee welfare benefit plan” as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of the Company or any Affiliate shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer or its subsidiaries in which the Employees participate.
          (c) Notwithstanding anything in paragraph (a) of this Section to the contrary, if any Employee is discharged by the Company on or within 12 months after the Closing Date, then the Company shall be responsible for severance for such discharged Employee, such severance payable to be determined at the greater of the Company’s severance policy as set forth in Section 6.8(c) of the Disclosure Schedule or Buyer’s then current severance policy, giving effect to the provisions of Section 6.8(b). The Company shall be responsible and assume all liability for all notices or payments due to any Employee, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, Federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company after the Closing, including WARN and any rules or regulations as have been issued in connection with the foregoing.
          (d) Buyer shall cause the Company to indemnify, defend and hold harmless the officers, directors and employees of the Company to the same extent that such persons are entitled to indemnification as of the date hereof pursuant to the Company’s Articles of Incorporation, Bylaws and any agreements between such persons and the Company, for any acts or omissions prior to the Closing Date. Until the seventh anniversary of the Closing Date, Buyer shall provide policies of officers’ and directors’ liability insurance with reputable and financially sound carriers of at least the same coverage and amount and containing terms and conditions that are no less favorable in respect of acts or omissions occurring prior to the Closing Date covering each such person currently covered by such policies in effect of the date hereof.
          (e) Seller shall retain all liabilities for claims incurred by an Employee (and his or her eligible spouse and dependents) on or prior to the Closing Date under the Plans that are welfare benefit plans within the meaning of Section 3(1) or ERISA and all short term disability and salary continuation plans or arrangements (the “Welfare Plans”). For this purpose claims under any medical, dental, vision or prescription drug plan will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made; provided, however, that with respect to claims relating to hospitalization the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan or arrangement will be incurred on the date the Employee is first absent from work because of the condition giving rise to such disability and not when the Employee is determined to be eligible for benefits under the applicable Welfare Plan or other arrangement. Seller will provide any continuation coverage required under COBRA to each “qualified beneficiary” (as defined in COBRA) whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Closing Date. The Company shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA for any Employee or a qualified beneficiary under a Company health plan who first has a qualifying event after the Closing Date.
          (f) Effective as of the Closing Date, Seller shall transfer, or cause to be transferred, to Buyer an amount, in cash, equal to the excess, if any, of the aggregate 2006 contributions of all Employees then participating in Seller’s or its Affiliate’s flexible benefits plan (the “Seller Flexible Benefits Plan”), over the aggregate 2006 reimbursements to all Employees under such plan. Buyer shall cause such amounts to be credited to each such employee’s accounts under Buyer’s (or one of its affiliate’s) corresponding flexible benefit plan (the “Buyer Flexible Benefits Plan”) which shall be established and in effect for such employees as of the Closing Date, and all claims for reimbursement which have not been paid as of the date of the transfer to Buyer and credited under the Buyer Flexible Benefits Plan shall be paid pursuant to and under the terms of the Buyer Flexible Benefits Plan. In connection with such transfer, Buyer shall deem that such employees’ deferral elections made under the Seller Flexible Benefits Plan for the 2006 calendar year shall continue in effect under the Buyer Flexible Benefits Plan for the remainder of the 2006 calendar year following the Closing Date.
          (g) Buyer shall cause the Company to recognize and provide all accrued but unused vacation and personal days as of the Closing Date to the extent reflected on the Most Recent Balance Sheet.
          (h) On the date of this Agreement, Buyer and each of the key Company Employees designated by Buyer shall enter into agreements which shall provide for the terms of such employees employment after the Closing Date.
          (i) To the extent Seller and the Company deem advisable, Company Employees shall become fully vested in their accounts under the Tekelec 401(k) Plan.
          6.9 Certain Tax Matters
          (a) Seller shall accurately prepare and file all federal Income Tax Returns and all other Income Tax Returns with respect to the Company for all periods ending on or prior to the Closing Date. Such Tax Returns shall include any gain or income recognized by the Company as a result of: (i) the distribution by the Company of shares of stock of Santera Systems Inc. to Seller in November, 2003; (ii) the distribution by the Company to Seller of intellectual property and associated rights comprising and related to the ASi 4000 technology on or before the Closing Date; and (iii) the balance in the deferred revenue account of the Company on December 31, 2005 determined pursuant to Revenue Procedure 2004-34. Seller shall be responsible for the payment of all Taxes with respect to such Tax Returns. Seller shall also be responsible for (i) the accurate preparation of all Non-Income Tax Returns that are required to be filed with respect to the Company that are due before the Closing Date and (ii) for the payment of all Taxes payable with respect thereto. Buyer and its authorized representatives shall have the right to review and audit all Income Tax Returns of the Company that are required to be filed after the Closing Date, provided that in the case of the federal Income Tax Return, such review and audit shall be limited to the portions that relate to the Company and the supporting detail and work papers. Buyer and Seller agree to consult and resolve in good faith any issues arising as a result of the review and audit of such Tax Return by Buyer or its authorized representative. If, after the Closing Date, Buyer or the Company pays any such Taxes for which Seller is responsible, Seller shall reimburse Buyer or the Company within 5 days after the date Seller is notified by Buyer or the Company that such Taxes were paid. The covenants set forth in Section 4.18(a) of the Disclosure Schedule are hereby incorporated into this Agreement in their entirety.

          (b) Buyer or the Company shall accurately prepare and file all Non-Income Tax Returns for the Company for all periods ending prior to the Closing Date that are required to be filed after the Closing Date. Seller shall cooperate with Buyer in filing and causing to be filed such Tax Returns. Seller shall be responsible for payment of, and shall pay when due, any Non-Income Taxes shown due on such returns or that are otherwise payable with respect to such Tax Returns. If, after the Closing Date, Buyer or the Company pays any such Non-Income Taxes for which Seller is responsible, Seller shall reimburse Buyer or the Company within 5 days after the date Seller is notified by Buyer or the Company that such Taxes were paid.
          (c) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Straddle Periods. All Taxes with respect to the Company attributable to Pre-Closing Periods shall be allocated to and paid by Seller, except to the extent such Taxes have been previously paid by Seller including amounts paid in respect of estimated Taxes, and all Taxes with respect to the Company attributable to Post-Closing Periods shall be allocated to and paid by Buyer. In the case of any Taxes with respect to the Company for a Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Period shall (x) be deemed to be the amount that would be payable if the relevant Tax period ended as of the Closing Date pursuant to an interim closing of the books in the case of all Income Taxes with respect to the Company and any Non-Income Taxes with respect to the Company not described in (y) below and (y) in the case of Non-Income Taxes with respect to the Company that cannot be allocated based upon an interim closing of the books (e.g., property or net worth taxes), be deemed to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the total number of days in that portion of such Taxable period ending on the Closing Date and the denominator of which is the total number of days in such Tax period. Seller shall pay to Buyer within 5 days after the date Seller is notified that Taxes with respect to the Company attributable to a Straddle Period were paid by Buyer an amount equal to the portion of such Taxes attributable to the Pre-Closing Period and shall indemnify Buyer against such portion of such Taxes. All determination necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Seller.
          (d) With respect to any Tax Return of the Company required to be filed by Buyer or the Company after the Closing Date for Pre-Closing Periods or Straddle Periods, Seller and its authorized representatives shall have the right to review and audit such Tax Returns prior to filing of the Tax Returns. Buyer and Seller agree to consult and resolve in good faith any issues arising as a result of the review and audit of such Tax Return by Seller or its authorized representative.
          (e) Buyer covenants that without the prior consent of Seller, which shall not be unreasonably withheld, it will not, and will not cause or permit the Company or any Affiliate of Buyer, to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, that results in any increased Tax liability of the Company or Seller in respect of any Pre-Closing Tax Period. Notwithstanding the foregoing, consent of Seller shall not be required to the extent any foregoing action by Buyer or Company is required by applicable law.

          (f) Buyer and Seller agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection. Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 9.6 of this Agreement.
          (g) Buyer shall promptly pay or shall cause prompt payment to be made to Seller of all refunds of Taxes and interest thereon received by, or credited against the Tax liability of Buyer, any Affiliate of Buyer or the Company attributable to Taxes paid by Seller or the Company with respect to any Pre-Closing Tax Period or any portion of the Straddle Period prior to the Closing Date. If, with respect to a Tax Return required to be filed by the Company, Seller reasonably determines that the Company is entitled to file a claim for refund or an amended Tax Return with respect to a Pre-Closing Tax Period, Buyer shall, upon Seller’s reasonable request, cause the Company to file all such claims or amended Tax Returns; provided that Buyer shall not be required to cause the Company to file any such claim or amended Tax Return if so doing (i) could have the effect of increasing the Tax liability of Buyer or the Company in any Post-Closing Tax Period or (ii) in Buyer’s reasonable judgment is contrary to applicable law. Seller shall reimburse Buyer and Company for all reasonable expenses incurred to comply with Seller’s request, including any third party professional, legal or accounting fees.
          (h) Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer. Buyer shall at its own expense accurately file or cause to be filed all necessary Tax Returns and other documentation with respect such Taxes and timely pay all such Taxes.
          6.10 Exclusivity
          From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article VIII, Seller shall not, directly or indirectly, solicit offers from, or in any manner initiate or encourage the submission of any proposal of, or enter into negotiations or agreement with any third party relating to the acquisition of all or substantially all of the Company’s capital stock or assets, including any acquisition structured as a tender offer, exchange offer, merger, consolidation, recapitalization or share exchange.
          6.11 Disclosure Schedule
          Notwithstanding any specific reference to the disclosure of any matter pursuant to any Section of the Disclosure Schedule, all disclosures made pursuant to any

Section hereunder or on the Disclosure Schedule shall be deemed made for all other Sections to which such disclosure may apply to the extent its relevance to such other Sections is reasonably apparent, and any headings or captions on any Section herein or therein are for convenience of reference only.
          6.12 Non-Competition; Non-Solicitation
          (a) For a period of three years from and after the Closing Date, Seller shall not, and shall cause its majority owned subsidiaries not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in witness corporate, proprietorship or partnership form or otherwise, engaged in the work force management call center contact business as currently conducted by the Company (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.12(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 5% (in the aggregate) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.
          (b) For a period of two years from and after Closing Date, except with Buyer’s consent, Seller shall not, and shall cause its directors, officers, employees and majority owned subsidiaries not to, directly or indirectly (i) cause, solicit, induce or encourage any employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any former customer of the Company and any Person that becomes a customer of the Company after the Closing) or any other Person who has a material business relationship with the Company to terminate or modify any such actual or prospective relationship.
          (c) For the avoidance of doubt, and as a material inducement to Seller to enter into this Agreement, the parties agree that, notwithstanding anything to the contrary in the foregoing provisions of Section 6.12, in the event that a person, firm, corporation or other business acquires Seller or any of its majority-owned subsidiaries by merger, consolidation or otherwise (any such person, firm, corporation or other business, an “Acquiror”), such Acquiror and its Affiliates (other than Seller) shall not be deemed to be in breach, default or violation of any of the covenants set forth in Section 6.12 above unless, in taking any actions that would constitute a breach or violation of the obligation of Seller under the provisions of Section 6.12, such Acquiror or any of its Affiliates (other than Seller) uses: (a) the Company’s corporate name or trademarks in existence as of the Closing Date; (b) any Company Technology or Company Intellectual Property Rights in existence as of the Closing Date; or (c) the services of any individuals who are employees of the Company as of the Closing Date.
          (d) The covenants and undertakings contained in this Section 6.12 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.12 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law of any breach of this Section 6.13 will be inadequate. Therefore, Buyer will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.12 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided this Section 6.12 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.
violation of any of the terms of this Section 6.12 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law of any breach of this Section 6.13 will be inadequate. Therefore, Buyer will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.12 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided this Section 6.12 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.
          6.13 Remittances of Receivables
          After the Closing, if Seller or any of its Affiliates receive any accounts receivables or other amounts that are otherwise properly due and owing to the Company or Buyer, Seller shall remit, or shall cause to be remitted, such amount to Buyer within 5 Business Days of receipt of such funds.
          6.14 Termination of Certain Contracts
          On or prior to the Closing Date, Seller agrees to terminate, or cause to be terminated, all Contracts set forth in Section 4.24 of the Disclosure Schedules.
          6.15 Audited Financial Statements
          At least five Business Days prior to the Closing, Seller shall deliver to Buyer audited balance sheets for the fiscal years ended December 31, 2005, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flow for the fiscal years ended December 31, 2005, 2004 and 2003 (the “Audited Financial Statements”). The Audited Financial Statements shall (i) be prepared in accordance with GAAP and the books and records of the Company and (ii) present fairly, in all material respects, the financial position of the Company as of the date thereof, and the results of operations of the Company for the period indicated.
          6.16 Blue Pumpkin Software License
          On or prior to the Closing Date, the Company shall assign to Buyer all of its rights and obligations under the license granted to it under the Blue Pumpkin Licensed Patents, as defined below, pursuant to the Confidential Settlement and Cross License Agreement dated as of April 6, 2006 by and between Blue Pumpkin Software LLC, Blue Pumpkin Software, Inc. and the Company (the “Blue Pumpkin Cross-License Agreement”); provided, however, that Buyer acknowledges and agrees that the Company may assign, on or prior to the Closing Date, its right to receive royalty payments under Section 6 of the Blue Pumpkin Cross-License Agreement to Seller. “Blue Pumpkin Licensed Patents” shall have the meaning set forth in Section 1.5 of the Blue Pumpkin Cross-License Agreement.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES
          7.1 Conditions to Each Party’s Obligation
          The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority which prohibits or restricts the consummation of the transactions contemplated hereby;
          (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;
          (c) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any Governmental Authority which seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby; and
          (d) All necessary regulatory notices, consents, authorizations and other approvals required for the consummation of the transactions contemplated herein shall have been obtained and any waiting periods applicable to the transactions contemplated by this Agreement under applicable U.S. antitrust or trade regulation laws and regulations, including under the H-S-R Act, shall have expired or been terminated.
          7.2 Conditions to Obligations of Seller
          The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:
          (a) The representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for (i) representations and warranties which are as of a specific date, which representations and warranties will have been true as of such date and (ii) for representations and warranties qualified by materiality, which representations and warranties will be true and correct in all respects as of such date;
          (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
          (c) Buyer shall have delivered to Seller those items set forth in Section 2.6 hereof; and

          (d) Buyer shall have delivered to Seller a Certificate executed by an executive officer of Buyer, dated as the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.
          7.3 Conditions to Obligations of Buyer.
          The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:
          (a) The representations and warranties of Seller contained in Article IV of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for (i) representations and warranties which are as of a specific date, which representations and warranties will have been true as of such date and (ii) for representations and warranties qualified by materiality or Material Adverse Effect, which representations and warranties will be true and correct in all respects as of such date;
          (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
          (c) Seller shall have delivered to Buyer those items set forth in Section 2.5 hereof;
          (d) Seller shall have delivered to the Buyer a Certificate executed by an executive officer of Seller, dated as the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied;
          (e) There shall not have been a Material Adverse Effect since the date of this Agreement;
          (f) The consents, approvals, waivers and notices set forth in Section 7.3(f) of the Disclosure Schedule shall have been obtained;
          (g) Buyer shall have received an opinion dated as of the Closing Date of Bryan Cave LLP, counsel to Seller, substantially in the form attached hereto as Exhibit B;
          (h) Seller shall have completed and delivered to Buyer the Audited Financial Statements, and such Audited Financial Statements shall not be materially adversely different from the Unaudited Financial Statements; and
          (i) The Contracts set forth in Section 4.24 of the Disclosure Schedule shall have been terminated.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER
          8.1 Termination
          This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing as follows:
          (a) At any time, by mutual written consent of Seller and Buyer;
          (b) By Buyer, on the one hand, or by Seller, on the other hand, if any court of competent jurisdiction in the United States or any United States governmental body shall have issued a final and non appealable judgment, order, injunction, decree, or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that no party hereto affiliated with the person who brought the action seeking the permanent enjoinment of the transactions contemplated hereby may seek termination of this Agreement pursuant to this Section 8.1(b);
          (c) If the transactions contemplated hereby or any of the conditions to Closing hereunder become impossible to perform or obtain, as applicable, provided that no party hereto who caused such impossibility may seek termination of this Agreement pursuant to this Section 8.1(c);
          (d) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (i) Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller and the Company of the breach, and the breach has continued without cure for a period of ten business days after the notice of breach or (ii) there has been a Material Adverse Effect;
          (e) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten business days after the notice of breach; or
          (f) At any time on or after September 1, 2006 (or such later date as Seller and Buyer shall have agreed in writing), by either Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or prior to such date (or such later date as Seller and Buyer shall have agreed in writing); provided that no party hereto may seek termination of this Agreement pursuant to this Section 8.1(f) if the failure of any condition precedent under Article VII results primarily from such party breaching any representation, warranty or covenant contained in this Agreement.

          8.2 Procedure and Effect of Termination
          In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller, on the one hand, or Buyer, on the other hand. If this Agreement is terminated pursuant to Section 8.1 hereof:
          (a) Each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 6.2(b) hereof;
          (b) All filings, applications and other submissions made pursuant hereto shall, at the option of Seller, and to the extent practicable, be withdrawn from the agency or other person to which made; and
          (c) There shall be no liability or obligation hereunder on the part of Seller or Buyer or any of their respective Affiliates, except that Seller or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 6.2(c), 8.2(a), 8.2(b) and 10.1 hereof shall survive any such termination.
ARTICLE IX
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
          9.1 Survival of Representations, Warranties and Agreements
          The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the 12-month anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.4 (Ownership of the Shares), 4.18 (Taxes), 4.22 (Certain Fees), 5.1 (Organization and Authority of Buyer) and 5.7 (Certain Fees) shall survive the Closing until the expiration of the applicable statute of limitations and (b) the covenants and agreements of the parties contained in this Agreement which by their terms require performance after the Closing Date shall survive until sixty (60) days after the end of the period of performance thereunder (in each case, as applicable, the “Indemnity Period”); provided, however, that any obligations under Sections 9.2 and 9.3 shall not terminate with respect to any Damages as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.4 before the termination of the applicable Indemnity Period.

          9.2 Seller’s Agreement to Indemnify
          Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including the reasonable fees and expenses of attorneys and experts) (collectively “Damages”) asserted against or incurred by any Buyer Indemnitee, and pay to the applicable Buyer Indemnitee, the amount of all Damages, whether or not involving a third party claim, resulting from or arising out of (i) any breach or inaccuracy in any representation or warranty made by Seller under this Agreement, or (ii) any breach or violation of any covenant or agreement made in this Agreement by Seller.
          9.3 Buyer’s Agreement to Indemnify
          Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all Damages asserted against or incurred by any Seller Indemnitee, and pay to the applicable Seller Indemnitee the amount of all Damages, whether or not involving a third party claim, resulting from or arising out of (i) any breach or inaccuracy in any representation or warranty made by Buyer under this Agreement, or (ii) a breach or violation of any covenant or agreement made in this Agreement by Buyer.
          9.4 Notice of Claims
          (a) Upon obtaining knowledge of any Damages, the party entitled to indemnification (the “Injured Party”) shall promptly deliver written notice (a “Notice of Claim”) to the party liable for such indemnification (the “Indemnifying Party”) which Notice of Claim shall set forth in reasonable detail and to the extent then known the basis of the claim for Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof. The failure of an Injured Party to timely deliver a Notice of Claim to the Indemnifying Party shall not release the Indemnifying Party from its indemnity obligations under this Article IX, except to the extent that the Indemnifying Party is materially prejudiced in its ability to defend such claim.
          (b) The Injured Party and Indemnifying Party shall attempt for not less than 30 days to negotiate a mutually satisfactory resolution of the matter set forth in a Notice of Claim. In the event such parties are not able to agree on a mutually satisfactory resolution, either party may seek to resolve the depute by litigation in any court of competent jurisdiction in accordance with the provision of Section 10.8 hereof.

          9.5 General Limitations; Exclusive Remedy
          (a) Each Indemnifying Party shall be obligated to indemnify the Injured Party only for those claims giving rise to Damages as to which the Injured Party has given to the Indemnifying Party written notice thereof prior to the end of the applicable Indemnity Period.
          (b) The provisions of this Article IX shall constitute the exclusive remedy for money damages of the parties with respect to any and all Damages resulting from or arising out of any breach of any representation, warranty, covenant or other provision of this Agreement, or otherwise resulting from or arising out of the transactions contemplated hereby and which may be asserted on or after the Closing (other than any claim relating to fraud).
          (c) Seller’s obligations to indemnify the Buyer Indemnitees pursuant to Section 9.2 hereof with respect to a breach of a representation, warranty, covenant or agreement (excluding the covenants and agreements set forth in Sections 2.3, 3.2 and 6.9(a)) contained in this Agreement are subject to the following limitations:
     (i) No indemnification shall be made by Seller unless the aggregate amount of Damages exceeds $2,000,000 and, in such event, indemnification shall be made by Seller from first dollar provided that such limitation shall not apply to Damages related to breaches of Sections 4.2 (Authorization), 4.3 (Common Stock), 4.4 (Ownership of the Shares) or 4.18 (Taxes);
     (ii) In no event shall Seller’s aggregate obligation to indemnify the Buyer Indemnitees exceed 20% of the Purchase Price, provided that such aggregate obligation shall not apply to Damages related to breaches of Sections 4.2 (Authorization), 4.3 (Common Stock), 4.4 (Ownership of the Shares) or 4.18 (Taxes).
          (d) The amount of any Damages that may be subject to indemnification hereunder shall be reduced by any amount actually recovered by an Injured Party under insurance policies with respect to such Damages.
          (e) Solely for purposes of calculating any Damages hereunder as a result of any breach or inaccuracy in any representation or warranty or breach or violation of any covenant or agreement made in this Agreement, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.
          9.6 Third Party Indemnification
          (a) If the Injured Party settles or compromises any third-party claims, or initiates action which is for the purpose in whole or in part of causing a claim to be asserted, prior to giving a Notice of Claim to the Indemnifying Party, the Indemnifying Party shall be released from its indemnity obligation.

          (b) With respect to any action or any claim set forth in a Notice of Claim relating to a third-party claim, the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Injured Party, at its expense, shall have the right, but not the obligation, to participate in (but not control) at its expense in the defense of any such third-party claim so long as (i) the Indemnifying Party shall have acknowledged in writing to the relevant Injured Party its obligation to indemnify such Injured Party as provided hereunder, (ii) the third-party claim involves primarily money damages and (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently. So long as the Indemnifying Party is defending any such third-party claim, the Injured Party shall not settle or compromise such third-party claim without the consent of the Indemnifying Party. If such claim is settled by the Injured Party without the Indemnifying Party’s consent, the Injured Party shall be deemed to have waived all rights hereunder for money damages arising out of such claim. The Indemnifying Party may settle or compromise such third-party claim without the consent of the Injured Party, if the settlement or compromise involves only the payment of monetary damages and included in such settlement or compromise as an unconditional term thereof is the delivery to Injured Party of a written release from all liability in respect of such third-party claim. Otherwise, the Indemnifying Party may not settle or compromise such third-party claim without the consent of the Injured Party, which consent shall not be unreasonably withheld. The Injured Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any third-party claim. The Injured Party shall cooperate fully with the Indemnifying Party in the defense of all such claims.
          (c) If the Indemnifying Party fails to assume the defense of any such third-party claims, within thirty (30) days after receipt of a Notice of Claim (or such shorter period of time that the Injured Party may be required to respond to any suit or governmental action), the Injured Party shall have the right to undertake the defense, settle or compromise any such third-party claim at the risk and expense of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Injured Party with respect to such third-party claim within thirty (30) days after receipt thereof shall be deemed an election not to defend same. The Indemnifying Party will not, however, be responsible for any Damages if and to the extent that they arise from action taken or omitted to be taken by the Injured Party in bad faith, fraudulently, negligently or as a result of a breach of this Agreement by the Injured Party.
          9.7 Indemnity Payments
          Except as provided by applicable law, for Tax purposes any indemnification payments shall be treated as adjustments to purchase price.

ARTICLE X
MISCELLANEOUS
          10.1 Fees and Expenses
          Except as otherwise provided herein, each of Seller, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby, including fees and expenses of attorneys, accountants and financial advisors, except any fees or expenses incurred to obtain the third party consents, approvals, waivers and notices set forth in Section 7.3(f) of the Disclosure Schedule shall be borne by Seller. In addition, each of Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.
          10.2 Further Assurances
          From time to time after the Closing Date, at the reasonable request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requested party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby. Seller shall not, in connection therewith or as a result thereof, incur any legal liability beyond that provided for in this Agreement.
          10.3 Notices
          All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):
If to Buyer to:
c/o NICE-Systems Ltd.
8 Hapnina Street POB 690
Ra’anana 43107 Israel
Attention: General Counsel
Facsimile: (972) 9-743-3520

with a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Barbara L. Becker
Facsimile: (212) 351-6202
Telephone: (212) 351-4062
If to Seller to:
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
Attn: General Counsel
Facsimile: (919) 461-6845
Telephone: (919) 460-5500
with a copy to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attn: Katherine F. Ashton
Facsimile: (310) 576-2200
Telephone: (310) 576-2100
All such notices, requests, demands waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error.
          10.4 Severability
          Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.
          10.5 Binding Effect; Assignment
          This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto; provided however that Buyer may assign its rights and obligations hereunder to any subsidiary of Buyer. In the event that Buyer exercises its right to assign this Agreement, Buyer shall deliver an executed guarantee to Seller in the form of Exhibit C hereto.
          10.6 No Third Party Beneficiaries
          This Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, except for the parties entitled to the benefits of Sections 6.8(c), 9.2 and 9.3.
          10.7 Interpretation
          (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
          (b) The parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.
          10.8 Jurisdiction and Consent to Service
          Each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state courts having competent jurisdiction within the County of New York in the State of New York or Federal courts having competent jurisdiction within the southern district of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.
          10.9 Attorneys’ Fees
          In the event that litigation arises in connection with enforcement of any provision of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and expenses, in addition to any other relief to which it may be deemed entitled.

          10.10 Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.
          10.11 Specific Performance
          The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.
          10.12 Entire Agreement
          This Agreement, the Confidentiality Agreement and the Disclosure Schedule and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
          10.13 Amendment, Modification and Waiver
          This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to the Buyer, on the one hand, by Seller, and with respect to Seller, on the other hand, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver of failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.
          10.14 Counterparts
          This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same agreement.
* * * * * * * *
(signatures appear on next page)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller:	TEKELEC
By: /s/ William H. Everett

	Name: Title:	William H. Everett Senior Vice President
and Chief Financial Officer

Buyer:	NICE-SYSTEMS LTD.
By: /s/ Haim Shani

	Name:	Haim Shani
	Title:	Chief Executive Officer

By: /s/ Ran Oz

	Name:	Ran Oz
	Title:	Chief Financial Officer

EXHIBIT A
FORM OF TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of the                      day of                     , 2006, by and between Tekelec, a California corporation with its principal executive offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560 (“Seller”), and [Nice-Systems Ltd.,] a                                                              corporation with its principal executive offices located                     (“Buyer”).
RECITALS
     A. Buyer and Seller are parties to that certain Stock Purchase Agreement dated as of                     , 2006 (the “Purchase Agreement”), pursuant to which Buyer is acquiring from Seller all of the issued and outstanding shares of capital stock of its wholly owned subsidiary, IEX Corporation, a Nevada corporation (the “Company”). All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.
     B. Seller has historically performed certain services for the benefit of and in connection with the business of the Company (the “IEX Business”) and, in order to facilitate an orderly transition to Buyer of the IEX Business following the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Buyer has requested Seller to perform, and Seller has agreed to perform, certain services for Buyer and the Company, all on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the above and the mutual covenants contained herein, the parties agree as follows:
          Provision of Transition Services by Seller.
     (a) Transition Services. During the term of this Agreement and in accordance with the terms and conditions set forth herein, Seller shall make available and provide to Buyer certain services performed by Seller for the benefit of and in connection with the IEX Business prior to the Closing and certain other services, all as described in the Transition Service Schedules attached hereto (collectively, the “Transition Services”). Each Transition Service Schedule shall set forth, among other things, (i) the time period during which the Services set forth therein will be provided; (ii) a reasonably detailed description of the Services to be provided; (iii) the fees and charges or methodology for determining the fees and charges, if any, to be paid by Buyer to Seller for the performance of the Services covered thereby; and (iv) any other terms applicable thereto.
     (b) Duration of Transition Services. Seller shall provide the Transition Services subject to a Transition Services Schedule for a period of up to the term specified therein, subject to earlier termination as provided in Section 4.
     (c) Additional Services. After the Closing, the parties may agree upon services, other than those described in the Transition Service Schedules attached hereto on the Closing Date, that Seller will provide to Buyer pursuant to the terms of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall obligate Seller to agree to provide any such additional services under this Agreement. In the event that the parties agree upon any such services, the parties shall execute and attach hereto additional Transition Service Schedules in substantially the form of Exhibit A attached hereto, whereupon such additional services shall be deemed included in the Transition Services.
     (d) Seller Employees. For the purpose of providing the Transition Services hereunder, Seller agrees to make available to Buyer such employees of or consultants to Seller as shall be necessary or appropriate, as determined by Seller in its sole and reasonable discretion, for the performance by Seller of the Transition Services hereunder. Seller shall be responsible for and shall timely pay any and all compensation and benefits payable to the employees of and consultants to Seller who perform Transition Services hereunder, and such personnel shall not be entitled to any of the benefits available to employees of Buyer.
     (e) Third Party Providers. Seller shall reasonably enforce its rights against any third party providers that are engaged by Seller to provide transition services hereunder in the event that such third party providers fail to provide such services in breach of their obligations to do so.
     (f) Location of Performance of Services. Except as otherwise provided herein or as otherwise agreed by the parties in writing, all employees of and consultants to Seller who perform Transition Services hereunder shall perform such services from the premises of Seller (or its affiliates) and not at the premises of the IEX Business and shall be available to perform such services during their regular working hours as may reasonably be requested by Buyer and subject to reasonable limitations on availability due to their other responsibilities as employees of or consultants to Seller.
     (g) Program Managers. Seller and Buyer shall each designate a Program Manager who shall be the primary point of contact between them for all matters relating to this Agreement. The initial Program Managers are Don Anderson for Seller and Aviram Hadar for Buyer. Either party may change its Program Manager by advance written notice to the other party hereto, provided the other party approves such new Program Manager, which approval shall not be unreasonably withheld, delayed or conditioned.
     (h) Status Meetings. During the term of this Agreement, at such time or times as the Program Managers shall agree (and in any event at least once every month if so requested by Buyer), Seller and Buyer shall hold status meetings (telephonically or in person, as the case may be). The agenda for each such meeting shall include, without limitation, a review of (i) the status of the transitioning of the conduct of the IEX Business to Buyer and of the Transition Services; (ii) the Transition Services completed to date; and (iii) incomplete tasks and the expected dates of completion.
          Standard of Care; Limitation of Liability.
     (a) Standard of Care. Seller shall perform all Transition Services hereunder in accordance with the recent historical practices of Seller and shall exercise at least the same degree of care as is exercised by Seller in performing the same or similar functions in the

2

ordinary course of its other businesses with the intention of transferring the operations of the IEX Business to Buyer without any material interruption of or adverse effect on the IEX Business.
     (b) Limitation of Liability; No Consequential Damages. THE LIABILITY OF SELLER TO BUYER FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH PROVIDING THE TRANSITION SERVICES HEREUNDER SHALL NOT EXCEED THE AMOUNT OF FEES, IF ANY, BILLED OR BILLABLE TO BUYER UNDER THIS AGREEMENT. IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR INDIRECT, SPECIAL, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION BUSINESS INTERRUPTION) OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY.
     (c) No Other Warranty. Except as may be expressly set forth in this Agreement, Seller makes no representation or warranty whatsoever, express or implied, including, but not limited to, any representation or warranty as to merchantability or fitness for a particular purpose, in connection with this Agreement or the Transition Services provided under this Agreement.
               Fees and Expenses.
     (a) Fees. Seller acknowledges and agrees that except as provided in a Transition Service Schedule attached hereto and subject to Section 3(b) with respect to the reimbursement of out of pocket expenses, the consideration received by Seller under the Purchase Agreement includes adequate consideration to Seller for the Transition Services to be performed by Seller hereunder.
     (b) Expenses. Buyer shall reimburse Seller for all out of pocket expenses that are incurred by Seller and its employees in performing Transition Services under this Agreement. To the extent such reimbursable expenses in any calendar month exceed the total amount of $25,000, such expenses shall be required to have been approved in advance in writing by Buyer.
     (c) Invoicing. Within 30 days following the end of each calendar month during the term hereof (and within 30 days following the termination or expiration of this Agreement if such termination or expiration occurs other than at the end of a calendar month), Seller shall provide to Buyer a written statement accounting in reasonable detail for fees (if any) reimbursable expenses for the prior calendar month. Each statement shall have been approved and signed by Seller’s Program Manager and shall be accompanied by any documentation that Buyer may reasonably require, including, without limitation, receipts for each reimbursable expense in excess of $100.00. Buyer shall reimburse all properly invoiced amounts within 45 days following Buyer’s receipt of the statement therefor.
          Term and Termination.
     (a) Term. The term of this Agreement shall begin on the date hereof and shall expire on the [one-year] anniversary of the date of this Agreement unless earlier terminated in accordance with this Section 4 or unless the parties agree to earlier terminate this Agreement or to extend such term in a writing signed by each of the parties hereto. This Agreement may be extended with respect to one or more of the Services; provided, however, that any such extension

3

shall only apply to the Services for which this Agreement is specifically extended. The parties may agree on an expiration date for a specific Service that is sooner than the scheduled expiration of this Agreement by specifying such date in the Transition Service Schedule for that Service.
     (b) Termination. Either party may terminate this Agreement, effective immediately, upon written notice to the other party if such other party is in material breach or default with respect to any material term or provision hereof and fails to cure the same within 30 days following receipt from the non breaching party of written notice of said breach or default. Buyer may terminate all or any portion of the Transition Services to be provided by Seller under this Agreement for any or no reason at any time, effective immediately, upon written notice to Seller. The termination of this Agreement shall not relieve Seller of its duty to cooperate with Buyer or to perform any obligations pursuant to the terms of the Purchase Agreement.
     (c) Rights and Duties of Parties upon Expiration or Termination. Upon expiration or other termination of this Agreement in accordance with the terms hereof, the parties shall cooperate in the orderly termination of the Transition Services hereunder, including, without limitation, the transfer and delivery to Buyer of any work product or other materials produced or created by Seller in the course of performing the Transition Services hereunder.
          Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors, including, without limitation, the employees of such party who are involved in the performance or receipt of Transition Services hereunder, as applicable, (i) to hold in strict confidence all information concerning the other party disclosed in connection with the performance by Seller of the Transition Services hereunder and (ii) not to use such information except to the extent reasonably necessary to effect and complete the performance of the Transition Services and, in the case of Seller, to perform the Transition Services hereunder; provided, however, that the foregoing shall not apply to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, (b) possessed by such party at the time of disclosure without restrictions on confidentiality, (c) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished or (d) compelled by judicial or administrative process or by other requirements of law, provided that the receiving party gives notice thereof to the other party as far in advance of the compelled disclosure as is reasonably possible. Neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and directed to comply with the provisions of this Section 5. This Agreement does not grant to either party any right or license to use any confidential information of the other party for any purpose outside the scope of this Agreement.
          Agreements with Seller Employees and Consultants. Seller shall have valid and enforceable written agreements with each employee of and consultant to Seller who performs Transition Services hereunder on behalf of Seller. Such agreements shall contain nondisclosure and non-use provisions comparable in scope to those provided in Section 5 hereof.
          Corporate Records. During the term of this Agreement, Buyer agrees to provide Seller with access to the books, records and personnel of Buyer and the Company to the extent

4

reasonably necessary or appropriate in order to allow Seller to perform the Transition Services hereunder.
          Force Majeure. Each party shall be excused from its obligations (other than the payment of money) hereunder while and to the extent that its performance of such obligations is prevented by fire, drought, explosion, flood, invasion, rebellion, earthquake, civil commotion, governmental or military authority, act of God, mechanical failure, default of third parties, or any other event or casualty beyond the reasonable control of such party (other than strikes and labor disturbances), whether similar or dissimilar to those enumerated in this Section 8. In the event of such casualty, Buyer shall be responsible for making its own alternate arrangements with respect to the services provided to it which were interrupted.
          Miscellaneous.
     (a) Good Faith Cooperation. The parties will use good faith efforts to cooperate with each other in all reasonable respects in all matters relating to the provision and receipt of the Transition Services.
     (b) Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to the Buyer, on the one hand, by Seller, and with respect to Seller, on the other hand, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver of failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.
     (c) Notices. All notices and communications under this Agreement shall be made in accordance with and shall be subject to the notice provisions of Section 10.3 of the Purchase Agreement.
     (d) Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.
     (e) Counterparts. This Agreement and any Transition Service Schedule hereto may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.
     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

5

     (g) Dispute Resolution.
          (i) The parties agree that any controversy, claim or dispute arising under, out of, or in relation to this Agreement, its formation, performance or termination (each, a “Dispute” and collectively, the “Disputes”) shall initially be referred to a committee (the “Dispute Resolution Committee”) consisting of two individual representatives of each party.
          (ii) If the Dispute Resolution Committee cannot resolve the Dispute within thirty (30) days of referral, the Dispute shall be referred to senior executives from both parties, who shall meet and attempt to resolve the dispute. If the Dispute has still not been resolved within fourteen (14) days of such referral, either party may institute proceedings in accordance with this Section 9(g).
          (iii) The dispute resolution procedure set forth in Sections 9(g)(i) and (ii) is mandatory, and neither party shall institute legal proceedings until it has been exhausted.
          (iv) Disputes that have not been resolved in accordance with the above shall be finally and conclusively determined by a bench trial in a court of competent jurisdiction subject to the provisions of Section 9(i).
          (v) Seller and Buyer hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right such Party has to a trial by jury in any litigation between them arising under, out of, or in relation to this Agreement, its formation, performance or termination.
          (vi) Neither party shall make any public announcement or press release concerning any Dispute without the prior written consent of the other party, unless such announcement or release is required by applicable law, by government agency or by the rules of any stock exchange or quotation system on which securities of such party are listed.
     (h) Interpretation.
          (i) The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
          (ii) The parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.
     (i) Jurisdiction and Consent to Service. Each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state courts having competent jurisdiction within the County of New York in the State of New York or Federal courts having competent jurisdiction within the southern district of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

6

     (j) Attorneys’ Fees. In the event that litigation arises in connection with enforcement of any provision of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and expenses, in addition to any other relief to which it may be deemed entitled.
     (k) No Assignment. Neither this Agreement nor either party’s rights or obligations hereunder may be assigned without the other party’s prior written consent, which consent may be granted or withheld by such party in its sole discretion, and any assignment without such consent shall be void; provided, however, that either party (or its permitted successive assignees) may assign this Agreement as a whole without consent to an entity that succeeds to all or substantially all of such party’s business or assets to which this Agreement relates. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     (l) Third Party Beneficiaries. This Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any member of the Transition Team, any right, benefit or remedy of any nature whatsoever under or by virtue of this Agreement.
     (m) Relationship of the Parties. Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either the power or authority to enter into or incur any commitments, expenses or liabilities whatsoever on behalf of the other party. Nothing herein shall be construed to create the relationship of a partnership, principal and agent or joint venturer between the parties, other than as expressly set forth herein.
     (n) Survival of Terms. Any provision required to interpret and enforce the parties’ rights and obligations under this Agreement shall survive to the extent necessary for the full observation and performance of the obligations contained herein.
     (o) Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings, written or oral, with respect to such subject matter. The Transition Services Schedules shall be deemed included within the definition of this “Agreement” and incorporated herein wherever reference to this Agreement is made.
[INTENTIONAL END OF PAGE; SIGNATURE PAGE FOLLOWS]

7

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

TEKELEC

By:

Name:

Title:

NICE-SYSTEMS LTD.

By:

Name:

Title:

8

EXHIBIT A
Form of Transition Service Schedule to Transition Services Agreement

1.	Transition Service Schedule No.:

2.	Functional Area:

3.	Summary of Services:

Service Name	Description

4.	Fees:

5.	Term:

TEKELEC

By:

Name:

Title:

By:

Name:

Title:

Transition Service Schedule to Transition Services Agreement

1.	Transition Service Schedule No.:	1

2.	Functional Area:	Information Technology (IT) — Data Transition

3.	Summary of Services:

Service Name	Description
File Backup and Retrieval	As required.

Answers to Queries	Seller will respond by email or telephone to all relevant and reasonable queries from Buyer regarding IT matters relating to conduct of the IEX Business at the Closing.

Data Transfer/Conversion	To the extent that there is any data related to the IEX Business that exists in Seller’s databases, file servers and/or associated applications that will be transferred to the Company, Seller will be prime in the extraction of such data for use in conjunction with the equivalent Buyer databases and/or associated applications. Seller will use Reasonable Efforts to transfer Accounts Receivable, Accounts Payable and Accrual Reports upon Closing. On the Closing Date, Seller to ensure group directories and items pertinent only to the

Shared Archive Data Retrieval	IEX Business are transitioned to Buyer.

4.	Fees:	Buyer to reimburse Seller in full for actual costs of labor and expenses, including without limitation costs of third party service providers, incurred in performing the Services. Total fees are estimated to be approximately $32,000 during the term of this Schedule based on approximately 320 man-hours billed at approximately $100 per hour. Total out of pocket expenses to be incurred by Seller during the term of this Schedule are estimated to be approximately $8,000.

5.	Term:	Through July 31, 2006 (except that Seller’s obligations with respect to “Answers to Queries” above shall continue through the end of the term of the Transition Services Agreement)

Transition Service Schedule to Transition Services Agreement

1.	Transition Service Schedule No.:	2

2.	Functional Area:	Information Technology (IT) — Network Services and Cutover

3.	Summary of Services:

Service Name	Description
E-mail Service and Routing	Company’s employees will be able to use Seller email system. Changes to email (such as auto reply, forward and addresses loading), as specified by Buyer, to be implemented upon Closing.

Support Transition from Seller to Buyer Network	Beginning on the Closing Date, Seller to use Reasonable Efforts to ensure that there is not a loss of communications capabilities (internet connectivity, remote access, phone service, etc.) during the transition per a network support and detailed cutover plan to be jointly developed and agreed between the Program Managers for Buyer and Seller.

4.	Fees:	Buyer to reimburse Seller in full for actual costs of labor and expenses, including without limitation costs of third party service providers, incurred in performing the Services. Total fees are estimated to be approximately $47,000 per full month during the term of this Schedule.

5.	Term:	Through August 31, 2006

Transition Service Schedule to Transition Services Agreement

1.	Transition Service Schedule No.:	3

2.	Functional Area:	Administration, Finance and Accounting

3.	Summary of Services:

Service Name	Description
Answers to Queries	Seller will respond by email or telephone to all relevant and reasonable queries from Buyer regarding administrative, finance and accounting matters relating to Buyer’s conduct of the IEX Business after the Closing.

Payroll	Handle post-Closing payroll for one payroll cycle (and additional payroll cycles if requested by Buyer and agreed by Seller).

4.	Fees:	$7,500 per payroll cycle

5.	Term:	Through closing of the applicable payroll cycles (except that Seller’s obligations with respect to “Answers to Queries” above shall continue through the end of the term of the Transition Services Agreement)

Transition Service Schedule to Transition Services Agreement

1.	Transition Service Schedule No.:	4

2.	Functional Area:	Human Resources and Employee Benefits

3.	Summary of Services:

Service Name	Description
Answers to Queries	Seller will respond by email or telephone to all relevant and reasonable queries from Buyer regarding human resource matters and matters arising as a result of the transitioning of employee benefits.

4.	Fees:	None

5.	Term:	Through the end of the term of the Transition Services Agreement

Transition Service Schedule to Transition Services Agreement

1.	Transition Service Schedule No.: 5

2.	Functional Area: General Business Guidance and Support

3.	Summary of Services:

Service Name	Description
Answers to Queries	Seller will respond by email or telephone to all relevant and reasonable queries from Buyer relating to Buyer’s conduct of the IEX Business after the Closing.

4.	Fees:	None

5.	Term:	Though the end of the term of the Transition Services Agreement

EXHIBIT B
                     , 2006
NICE-Systems Ltd.
8 Hapnina Street POB 690
Ra’anana 43107 Israel

Re:	Stock Purchase Agreement by and between Tekelec and NICE-Systems Ltd. dated April 27, 2006
Ladies and Gentlemen:
     We have acted as counsel to Tekelec, a California corporation (the “Seller”), and IEX Corporation, a Nevada corporation (the “Company”), in connection with the Stock Purchase Agreement dated April 27, 2006 (the “Agreement”), between the Seller and NICE-Systems Ltd., a company limited by shares organized under the laws of the State of Israel (the “Buyer”). This opinion letter is being furnished to you pursuant to Section 7.3(g) of the Agreement. All capitalized terms used in this opinion letter and not otherwise defined shall have the respective meanings set forth in the Agreement.
     In order to render the following opinions, we have reviewed and examined the Agreement, the Articles of Incorporation of the Seller as certified by the Secretary of State of the State of California on                     , 2006, the Bylaws of the Seller as certified by the Secretary of the Seller, the Articles of Incorporation of the Company as certified by the Secretary of State of the State of Nevada on                     , 2006, the Bylaws of the Company as certified by the Secretary of the Company, the records of actions taken by the Seller’s Board of Directors at meetings or by written consent presented to us by the Seller, the records of actions taken by the Company’s Board of Directors and sole shareholder at meetings or by written consent presented to us by the Company, and the Transition Services Agreement (the “TSA”) dated as of the date hereof between the Seller and the Buyer (the TSA, together with the Agreement, the “Transaction Documents”).
     In rendering the opinions set forth herein, we have relied upon, and assumed the accuracy and completeness of, statements of officers of the Seller and of the Company regarding certain factual matters set forth in officers’ certificates dated as of the date hereof (the “Officers’ Certificates”) and executed by officers of the Seller and of the Company on behalf of the Seller and the Company, respectively. In rendering the opinions set forth herein, we also have relied upon, and assumed the accuracy and completeness of, statements of representatives of the Seller and of the Company and, to the extent specified herein, public officials, representations and warranties made by parties (other than the Seller) in the Transaction Documents and, as to factual matters, the representations and warranties of the Seller in the Transaction Documents.

                     ,2006

     In rendering the following opinions, we have assumed that (i) all signatures on all documents reviewed by us are genuine, (ii) all documents submitted to us as originals are true and complete, (iii) all documents submitted to us as copies are true and complete copies of the originals thereof, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, (v) each person signing any document reviewed by us in a representative capacity had authority to sign in such capacity (other than representatives of the Seller with respect to the Transaction Documents), (vi) all formalities and requirements of the laws of any relevant jurisdiction (other than Applicable Law (as defined below)) and of any regulatory authority therein, applicable to the execution, delivery, performance and enforceability of the Transaction Documents have been or will be duly complied with, and (vii) the Transaction Documents have been duly executed and delivered by each party thereto (other than the Seller) and constitute valid, binding and enforceable obligations of such parties.
     Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions stated herein, it is our opinion that:
     1. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Seller has all requisite corporate power to execute, deliver and perform its obligations under the Transaction Documents.
     2. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power to own, lease and operate its assets and to carry on its business as it is now being conducted.
     3. Each of the Transaction Documents to which the Seller is a party has been duly authorized by all corporate action necessary on the part of the Seller. Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller and each constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.
     4. The authorized capital stock of the Company as of the Closing Date consists of 20,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of which 100 shares (the “Shares”) are issued and outstanding. The Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and none of them has been issued in violation of any statutory preemptive right or, to our knowledge, any similar contractual preemptive right of any shareholder of the Company contained in the Company’s Articles of Incorporation or Bylaws. The Seller has full record and, to our knowledge, beneficial ownership of the Shares.
     5. To our knowledge, there are no bonds, debentures, notes or other indebtedness, issued or outstanding, which have the right to vote (or convertible or exercisable into securities having the right to vote) on any matter on which the Company’s shareholders may vote. To our knowledge, there are no options, warrants, calls or other rights (including subscription rights or registration rights), agreements, proxies, voting rights agreements, voting trusts, arrangements or commitments of any character, presently outstanding, which (i) obligate the Company to issue, deliver or sell

                     ,2006

shares of its capital stock or debt securities, (ii) obligate the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment, or (iii) obligate the Company to purchase, redeem or otherwise acquire any shares of Common Stock.
     6.The execution and delivery by the Seller of the Transaction Documents do not, and the performance by the Seller of its obligations thereunder will not, (a) result in a violation of the Articles of Incorporation or the Bylaws of the Seller or the Company, (b) to our knowledge, result in any violation by the Seller of Applicable Law (as defined below), or (c) to our knowledge, result in any violation of any order, writ, judgment or decree of any U.S. federal or California court or U.S. governmental authority or regulatory body having jurisdiction over the Seller or the Company or any of their respective properties or by which any of their respective properties may be bound.
     7. The execution and delivery by the Seller of the Transaction Documents do not, and the performance by the Seller of its obligations thereunder will not, require that the Seller or the Company obtain the approval of, or make any filing with, any governmental authority under Applicable Law (as defined below), except those that have been obtained or made.
     The foregoing opinions are subject to the following assumptions, qualifications, limitations and exceptions:
     (a) In rendering the opinion set forth in paragraph 1 above as to the existence and good standing of the Seller under the laws of the State of California, we have relied solely on a certificate of the Secretary of State of the State of California dated                     , 2006.
     (b) In rendering the opinion set forth in paragraph 2 above as to the existence and good standing of the Company under the laws of the State of Nevada, we have relied solely on a certificate of the Secretary of State of the State of Nevada dated                     , 2006 [and on an opinion of counsel which is attached hereto as Attachment A].
     (c) The enforceability of the Transaction Documents may be limited by (i) principles of good faith and fair dealing, (ii) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or conveyance, preference and equitable subordination or other laws affecting creditor’s rights and remedies generally, and (iii) principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     (d) We express no opinion with respect to the following provisions to the extent that they are included in any of the Transaction Documents:
     (i) any provision concerning choice of law, selection of venue, consent to jurisdiction or service of process;
     (ii) any provision purporting to specify remedies after default or as to the availability of any specific or equitable relief of any kind;
     (iii) provisions purporting to waive rights to notices, objections, demands or other benefits or rights that cannot be waived under Applicable Law;

                     ,2006

     (iv) provisions purporting to restrict competition, including without limitation covenants not to compete, covenants not to interfere with business or employee relations, covenants not to solicit customers and covenants not to solicit and hire employees;
     (v) provisions purporting to waive or limit the right to a trial by jury;
     (vi) provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the same are inconsistent with public policy;
     (vii) provisions purporting to establish evidentiary standards for suits or proceedings to enforce the Transaction Documents;
     (viii) provisions that decisions by a party are conclusive or may be made in its sole discretion; and
     (ix) provisions relating to powers of attorney, severability or set-offs.
     (e) The opinions expressed above are limited solely to (w) the laws of the State of New York as currently in effect and as applied by courts located in New York, (x) the California General Corporation Law, (y) applicable United States federal law as currently in effect and (z) with respect to the opinion in paragraphs 2 and 4 above only, the corporation laws of the State of Nevada and, in each case, which in our experience are normally applicable to transactions of the type provided in the Agreement (collectively, the “Applicable Law”), and we express no opinion with respect to the application or effect of any other laws. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. The term “Applicable Law” does not include, and we express no opinion with regard to (i) any United States federal or New York or Nevada law, rule or regulation relating to (A) pollution or protection of the environment, (B) zoning, land use, building, construction and other laws, rules and regulations of local jurisdictions, and (C) labor, employee rights and benefits, including the Employment Retirement Income Security Act of 1974, as amended, (ii) the regulation of utilities, (iii) antitrust laws, (iv) tax laws, rules and regulations, and (v) state or federal securities laws.
     (f) In rendering the opinions expressed in paragraph 6 above, we have not undertaken any independent examination of facts or the records of any court, tribunal or other body, but have based our opinion in sole reliance upon the Officers’ Certificates.
     (g) In rendering the opinion set forth in paragraph 4 above, we have reviewed and relied without further investigation on (a) the Articles of Incorporation of the Company, (b) minute books and stock records in our possession relating to meetings and written actions of the Board of Directors

                     ,2006

and sole shareholder of the Company presented to us by the Company, and (c) statements in the Officers’ Certificates, including statements to the effect that the Company has received the consideration approved by its Board of Directors for all of the issued shares of capital stock of the Company and statements relating to the capitalization of the Company. The Company has represented to us and we have assumed that these records are complete and accurate and constitute all of the Company’s documents with respect to the issuance of shares of its capital stock.
     (h) Wherever this opinion letter refers to matters “known to us,” or to “our knowledge,” or words of similar import, such reference means that, during the course of our representation of the Seller and the Company, we have requested information of the Seller or the Company concerning the transactions contemplated by the Agreement and no information has come to the attention of (as a result of such request for information) the attorneys currently employed by our Firm who are performing legal services for the Seller or the Company, which has given us actual knowledge of the existence (or absence) of facts to the contrary. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters, and no inference should be drawn to the contrary from the fact of our representation of the Seller or the Company.
     We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are for the sole use and benefit of, and may only be relied upon by, the Buyer and are not to be used, circulated, quoted or otherwise referred to in connection with any transaction other than those contemplated by the Agreement, or by or to any other person without our prior written consent.
Very truly yours,

EXHIBIT C
                     , 2006
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
     The undersigned, NICE-Systems Ltd. (“Nice”), hereby absolutely guarantees the punctual payment and performance of all obligations due and owing by                     , its wholly owned subsidiary (“Buyer”), under the Stock Purchase Agreement, dated as of April ___, 2006, between Buyer and Tekelec (the “Agreement”), and each other agreement, document, instrument and certificate executed or to be executed by Buyer in connection with the consummation of the transactions contemplated by the Agreement (collectively, the “Obligations”).
     NICE hereby waives notice of any extension, modification, renewal, or amendment of any of the terms of the Agreement or any other document relating to the Obligations.
     This letter agreement shall terminate upon the termination of the Agreement in accordance with the terms therewith (other than with respect to any payments of Buyer that are due with respect to such termination).
     Each of NICE and Tekelec (a) agrees that any suit, action or proceeding arising out of or relating to this letter agreement may be brought solely in the state courts having competent jurisdiction within the County of New York in the State of New York or Federal courts having competent jurisdiction within the southern district of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this letter agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.
     This letter agreement is governed by the internal law, and not the law of conflicts, of the State of New York and embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or

Tekelec
                     ,2006
Page 2.
among the parties, written or oral, which may have related to the subject matter hereof (i.e., the guarantee) in any way. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

NICE-SYSTEMS LTD.

By:

Name: Title:

ACKNOWLEDGED & AGREED

TEKELEC

By:

Name:
Title: